Ester Dome Mineral Resource Estimation and Eagle Creek
Exploration Results, Fairbanks Mining District, Alaska,
July 30, 2008

NI 43-101 Technical Report for:

Silverado Gold Mines Ltd.
1820-1111 West Georgia Street
Vancouver, British Columbia,
CANADA V6E 4M3

Prepared by:

Thomas K. Bundtzen, AIPG Certified Professional Geologist

Pacific Rim Geological Consulting Inc.

Pacific Rim Geological Consulting Inc.

P.O. Box 81906, 4868 Old Airport Road

Fairbanks, Alaska, 99708

Fax: +1 907 458-8511

Phone: +1 907 458-8951

Email: bundtzen@mosquitonet.com

Website: www.pacrimgeol.com

Left cover photo: Silverado’s one ton ManchaTM unit car trammer underground on 200 ft level of O’Dea gold-quartz deposit, Grant Mine complex, Ester Dome, Alaska, circa 1985

Right cover photo: Silverado contractor tests St. Paul-Barelka gold deposit with rotary drill on Ester Dome, Alaska, circa 1997.

                                                           Important Notice

This report was prepared as a Canadian National Instrument 43-101 Technical Report in accordance with Form 43-101F1, for Silverado Gold Mines Ltd. (the Client), by a Qualified Person, Thomas K. Bundtzen, President of Pacific Rim Geological Consulting Inc. (the Contractor). The quality of information, conclusions, and estimates contained in this report are based on: 1) information available at the time of preparation as of July 11, 2008; 2) data from outside sources; and 3) the assumptions, conditions, and qualifications as put forth by the QP of the report. This report is intended to be used by the Client, subject to terms and conditions of the Contractor. The relationship permits the Client to file this report as a Technical Report with applicable securities regulatory authorities pursuant to provincial securities legislation.

Figures

Tables

Table 1.1:	Ester Dome mineral resources, effective July 11, 2008	10

Appendices

Appendix I: Grant Mine, St. Paul, and Dobbs Property State Claims on Ester Dome, Fairbanks district
Appendix II: Eagle Creek Property State Claims, Fairbanks District, Alaska

1 Summary

This technical report discloses mineral resource estimates and exploration results for Silverado Gold Mines Ltd. (Silverado) deposits in the Ester Dome and Eagle Creek areas near Fairbanks, Alaska.

1.1 Property description and location

The Ester Dome and Eagle Creek properties are on the southern flank of the Yukon-Tanana Upland, a region dominated by accordant, rounded ridges and broad, sediment-filled lowlands. This upland area encompasses a 300 mi wide area between the Tanana River to the south and the Yukon River to the north.

Silverado’s inventory at Ester Dome includes a crusher building, fine ore storage, mill building, fuel storage, office complex, head frame, hoist room, warehouse, shop, core storage bins, and other mine-related facilities. Most of this infrastructure is accessed by St. Patrick Creek Road via Sheep Creek on the east and the George Parks Highway on the west. There are no fixed assets located on the Eagle Creek property.

Both the Ester Dome and Eagle Creek claim groups are serviced by electric power supplied by Golden Valley Electric Association, the local electric cooperative.

1.2 Ownership

Silverado’s Ester Dome property is comprised of 52 Alaska State mineral claims and one unpatented Federal mining claim covering 1,740 acres. Three separate agreements with other owners cover the 52 claims that comprise Silverado’s Ester Dome property. Silverado’s Eagle Creek property is comprised of 77 State mining claims that cover about 3,080 acres. Silverado completed a rigorous claim maintenance program on it’s Ester Dome and Eagle Creek claim groups in August and September of 2007. This work was completed on September 13, 2007. Silverado Gold Mines Inc., a subsidiary of Silverado, is the registered owner of all of the company claims on Ester Dome and at Eagle Creek.

The claim groups on Ester Dome and at Eagle Creek have been encroached by residential and industrial subdivisions expanding outward from Fairbanks, Alaska’s second largest urban area. In 2007, the Fairbanks North Star Borough had a population estimated at 98,000 people. The Fairbanks North Star Borough includes the Ester Dome and Eagle Creek properties in the land designation recognized as having high mineral potential.

1.3 Geology and mineralisation

The Fairbanks Mining District is a part of the Yukon-Tanana terrane, a large, displaced block of the North American continental margin. The Yukon-Tanana terrane is a poly-deformed and ploy-metamorphosed, Proterozoic to Upper Palaeozoic, meta-sedimentary, meta-volcanic, and meta-plutonic rock assemblage exposed from the south-central Yukon Territory, Canada to central interior Alaska for a distance of nearly 1,500 mi. The Fairbanks area has never been glaciated and is covered with variable amounts of wind-blown loess.

Principle mineral deposits of the area are: 1) extensive heavy mineral placer gold deposits; 2) granite-related gold-tungsten deposits; 3) low sulphide gold-quartz deposits; and 4) gold-antimony deposits. Total production for the area has been about 12.2 million ounces of gold or about 29 percent of the total gold production in Alaska (Hughes and Szumigala, 2006). About 2/3 of the gold production total has been derived from placer deposit, with the remainder from quartz vein and granite-related deposits.

1.4 Development and operations

Gold-bearing vein deposits on the Ester Dome properties have been explored, developed, and mined by a Silverado contractor since 1978. Although never mined by Silverado or its contractors, the Eagle Creek property was a past producer of antimony and has been explored since 1976.

During several periods in the 1980s, Silverado contractors and joint-venture partners test-mined the O’Dea Vein at the Grant Mine with underground mining and the Ethel-Elmes and Silver Dollar deposits with surface mining. Total production was 11,411 oz Au and 8,838 oz Ag from about 110,000 ton of ore.

1.5 Exploration concept

The QP considers that the Silverado properties in the Ester Dome area are analogous to the ‘mixed base and precious metal schist-hosted model’ of Bliss (1994). The QP believes that the antimony-gold mineralization on the Eagle Creek claim group are analogous to the U.S. Geological Survey gold-antimony deposit type (USGS model 36C). Other possible applicable models would include granitoid gold deposits present throughout interior Alaska.

1.6 Status of exploration

Since 1978, Silverado has conducted lode exploration for gold and antimony, and test mined and milled mineralized materials from lode gold deposits, using both surface and underground mining methods.

Deposits at Ester Dome and Eagle Creek have been explored with 131,342 ft of diamond drill, rotary, and percussion hardrock drilling in 347 drill holes. About 90% of this total took place at Ester Dome.

A joint venture partnership with American Copper and Nickel Inc. (ACNC) provided Silverado with a high quality exploration portfolio from their 1990 to 1994 work.

1.7 Mineral resources

The Indicated gold resources at Grant Mine (O’Dea vein-fault structure) were estimated originally using data collected during the mid 1980s from underground development of the mineralized structure. Silverado’s predecessor ACNC determined that the Core Zone of the O’Dea structure contains relatively thick (average 8.9 ft) and high grade gold mineralization. ACNC determined that the deposit was not suitable for further exploitation. Silverado and its joint venture partners reassessed early data and decided to further test the Grant Mine with a systematic drill hole core program.

The Indicated and Inferred gold resources for the remaining Ester Dome properties (Ethel-Elmes and St Paul) were identified only after a sequential series of exploration steps, including soil and rock sampling, and surface geophysical testing, followed by trenching and ultimately rotary and diamond core drilling campaigns.

Current understanding of mineralization potential on the Eagle Creek property began with past mining activities at the Scrafford antimony operation. ACNC believed that the gold mineralization on the Eagle

Creek property was too limited for bulk-tonnage gold mining. The deposit remains largely untested. Silverado’s current interest in developing stibnite at their Nolan Creek properties in the Brooks Range has rekindled its interest in the Scrafford deposit.

The QP has estimated Inferred and Indicated gold resources for several lode gold deposits on the Ester Dome property (Table 1.1) . Resources have not been estimated for the Eagle Creek property.

Table 1.1: Ester Dome mineral resources, effective July 11, 2008

Category	Cut-off grade (oz/ton Au)	Quantity (ton)	Grade (oz/ton Au)	Metal (oz Au)
Indicated	0.08	613,600	0.21	126,700
Inferred	0.04	2,553,400	0.08	214,100

Notes:

- Rounding may result in some discrepancies.
- No processing recovery factors have been applied to these resource figures.
- The unit ton refers to short tons.

1.8 Conclusions and recommendations

Two recommendations are summarized for Silverado’s Ester Dome property:

  The O’Dea structure is the most promising high grade gold resource known on Silverado’s Ester Dome property. Four deep holes are recommended. Completed two deep drill holes (1,200 feet) should be collared to test the potential vertical extent of the O’Dea vein-fault below the Core Zone and further to the southwest. More drill holes should be completed to tighten up the grade and thickness estimates present in the Core Zone itself. One 1,200 foot drill hole should explore the O’Dea structure between drill hole #80154. One 1,200 foot drill hole should be collared to test the 450-550 levels below drill holes #80135. Because of core recovery issues described in the exploration section, HQ core should be used. The QP does not recommend a rotary program for this effort. A 4,800 foot program could accomplish these goals; and

  Modernize the existing drill database and deploy up-to-date 3-D mineral deposit modeling to help interpret all of Silverado’s lode prospects on Ester Dome; i.e., O’Dea, Irishman, Ethel- Elmes and St. Paul-Barelka vein fault deposits.

The QP recommends the following actions to increase potential value of Silverado’s assets on the Eagle Creek mining claims.

  The existing drill information provided by ACNC has probably defined the intrusive-hosted gold mineralization that underlies the northwest corner of the Eagle Creek claim group, and no additional work is recommended there. However, a drill fence of five (5) HQ diamond core holes, each about 750 feet in length, into the Scrafford antimony-gold-arsenic deposit should be completed. The existing drill data is inadequate to properly assess this potentially important deposit, and the only drill hole that gave an accurate indication of the grade and thickness of the ore zone reported favorable gold grades and thickness estimates. This is a top priority if Silverado decides to advance the Eagle Creek property forward. If such proposed exploration proves successful, the Scrafford deposit would be a logical candidate for supplying mill feed to a larger mill complex in the district, and a joint venture or option arrangement with another firm would be the logical strategy to pursue. HQ drill size is recommended, thus using the same drill rig that tests the deep extensions of the O’Dea structure;

  Because Silverado is engaged in an assessment of an antimony-gold project in the Nolan Creek area of the Brooks Range (see Bundtzen, 2008), the Scrafford might be considered as source of both antimony and gold. A bulk sample should be collected from surface exposures and perhaps from drill core; and

  Modernize the existing drill data base and deploy new 3-D mine modeling to help interpret all of Silverado’s lode prospects at Eagle Creek.

2 Introduction

This Technical Report was requested by Silverado Gold Mines Ltd. (Silverado). This report is intended to disclose mineral resources and exploration results in accordance with National Instrument 43-101 (NI 43-101) for Silverado’s holdings in the Ester Dome and Eagle Creek areas. The independent Qualified Person, Mr. Thomas K. Bundtzen, President of Pacific Rim Geological Consulting Inc. (Pacific Rim), is responsible for this report. Henceforth Mr. Bundtzen is referred to as the QP.

2.1 Source of data and information

The sources of information used in this report are numerous and include U.S. Government, State of Alaska, and internal Silverado reports, which are detailed in the References section of this report. In December, 2004, the QP produced an Independent Technical Review of all of Silverado’s mineral properties in Alaska (Bundtzen, 2004). That document reviewed all aspects of Silverado’s operations, including (amongst other things) exploration, development, and mining activities, environmental remediation steps needed for compliance, and permitting issues at all of their properties. Although comprehensive in nature, the report format was not designed to be compliant with Form 43-101F1. Information from Bundtzen (2004) was used in the compilation of this Technical Report.

Data used in the estimation of mineral resources was supplied by Silverado.

2.2 Scope of personal inspections

During his career with the Alaska Department of Natural Resources, the QP completed geological mapping and mineral resource investigations on some Silverado properties described in this report. For approximately two months in 1981, the QP mapped the underground workings of the Grant Mine on the south flank of Ester Dome. The QP mapped and sampled the Scrafford antimony-gold lode in 1982, on Silverado’s Eagle Creek claim group. In 1982 and again in 1995, the QP mapped and remapped, at 1:63,360 scale, the western portion the Fairbanks Mining District. Several prospect maps were produced, including one on the Scrafford antimony-gold mine property in the Eagle Creek area. These efforts were publicly released in reports issued by the Alaska Department of Natural Resources (Bundtzen, 1982; Robinson et al., 1990; and Newberry and Bundtzen, et al., 1996). Between September 24 and October 12, 2004, the QP examined all records stored at the Grant Mine at Ester Dome, toured the mill and other infrastructure facilities there, examined core from the Grant Mine, inspected at the reclaimed Elmes Pit, and examined reclaimed trenches on the Eagle Creek property. The core and sample facility was again briefly inspected on May 12, 2008.

2.3 Units of measure

Table 2.1 describes the units of measure used in this report. The QP has generally used the original units of measure for company data (reported in the English system) or industry conventions to avoid conversion errors and confusion. All dollar amounts are in U.S. currency.

Table 2.1: Units of measure used in this report

Type	Unit abbreviation	Description (with SI conversion)
area	acre	acre (4,046.86 m2)
area	ha	hectare (10,000 m2)
area	km2	square kilometer (100 ha)
area	sq mi	square mile (259.00 ha)
concentration	g/t	grams per tonne (1 part per million)
concentration	oz/cu yd	troy ounces per cubic yard
concentration	oz/ton	troy ounces per short ton (34.28552 g/t)
length	ft	foot (0.3048 m)
length	m	meter (SI base unit)
length	mi	mile (1,609.344 m)
length	yd	yard (0.9144 m)
mass	g	grams (SI base unit)
mass	kg	kilogram (1,000 g)
mass	oz	troy ounce (31.10348 g)
mass	t	tonne (1,000 kg)
mass	ton	short ton or US ton (0.90719 t)
time	Ma	million years
volume	cu yd	cubic yard (0.7646 m3)
volume	gallon	U.S. liquid gallon (3.785411784 L)
volume	L	litre (SI base unit)
temperature	°C	degrees Celsius
temperature	°F	degrees Fahrenheit (°F = °C × 9/5 + 32)

Notes:
- SI refers to the International System of Units.
- Degrees Celsius is not an SI unit but is the de facto standard for temperature.

3 Reliance on other experts

No reliance on other experts who are not qualified persons was made in the preparation of this report.

4 Property description and location

Ester Dome is about 8 mi west of Fairbanks, Alaska and Eagle Creek is about 10 mi north of Fairbanks.

The Ester Dome property is comprised of 52 Alaska State mineral claims and one unpatented Federal mining claim that cover 1,740 acres. Figure 4.1 shows that the claims are not all contiguous being composed of several groups at various locations on the south flank of Ester Dome. The Eagle Creek property is comprised of 77 State mining claims that cover about 3,080 acres (Figure 4.2) .

The majority of claims at Ester Dome are in Township 1 North, Range 2 West, Fairbanks Meridian, in the Fairbanks D-2 and D-3 quadrangles, Alaska. The Ester Dome claims are situated along the central and southern flanks of Ester Dome. The Eagle Creek claim group occupies sections 14 to 17, and 20 to 22, Township 2 North, Range 1 West, Fairbanks Meridian, in the Fairbanks D-2 and Livengood A-2 Quadrangles.

Details of Silverado’s mineral claims are included in Appendix I.

Figure 4.1: Location of Silverado mineral claims, Ester Dome

Sheep Creek Road
Ethel-Elmes Vein
O'Dea Vein
0 0.5 1.0
MILES
CONTOURS IN METERS
Ester Dome Road
Ester Dome
ST. PAUL JAPETH
ST. PAUL GOMER
ST. PAUL STIBNITE
ST. PAUL FLOAT
ST. PAUL NO. 203
ST. PAUL NO. 103 FRACTION
TAYLOR NO. 1
HAP-6
NORMA
MILLION DOLLAR VEIN
ST. PAUL NO. 5
ST. PAUL NO. 2
ST. PAUL NO. 6
ST. PAUL NO. 1
ST. PAUL NO. 43
St. Paul Vein
ROAD FRACTION 1
GRANT NO. 22 FRACTION
GRANT NO. 23 FRACTION
ST. PAUL NO. 12
ST. PAUL NO. 13
ST. PAUL NO. 14
GRANT NO. 10
GRANT NO. 9
GRANT NO. 8
GRANT NO. 7
GRANT NO. 21 FRACTION
GRANT NO. 12
JEAN
GRANT NO. 11
RODY VEIN
IRISHMAN NO. 2
GRANT NO. 24
GRANT NO. 17
GRANT NO. 16
ETHEL
DEBORAH
LYNN
Grant Head Frame
Mohawk Mill
Grant Mill
Mohawk Vein
St. Patrick Creek Road
T 1 N
T 1 S
Ryan Lode
Ready Bullion Creek
Eva Creek
Henderson Road
To Fairbanks
Willow Creek Placer Mine (Active)
Seattle Bench Placer Mine (Active)
Village of Ester
ST. PAUL NO. 43 FRACTION
George Parks Highway

Figure 4.2: Location of Silverado mineral claims, Eagle Creek

Scrafford Antimony (Gold) Deposit
Scrafford-Eagle Creek Structural Trend
S27 S26 S25 S24 S23 E31 E30 S22 S21 S20 S19 S18
E47 E46 E45 E44 BE9 E3Z E29 BE11 E52 E53 E54 E55 S3
E43 E42 E41 E40 EL5 EL6 EL7 EL8 E4B E49 E50 E51 S2
E59 E57 E58 E59 EL12 EL11 EL10 EL9 E24 S7 S6 S5 S1
AR16 AR15 AR14 AR13 AR7 AR5 AR3 AR1 S8 S9 S10 S11 S16
AR17 AR18 AR19 AR20 AR12 AR11 AR10 AR9 S15 S14 S13 S12 S17
Murphy Dome Road
Fairbanks 15 miles
E - EAGLE
BE - BLACK EAGLE
EL - EAGLE LODE
AR - ANTIMONY RIDGE
S - STIBNITE
0 ½ 1
MILES

4.1 Mineral tenure

All but one of the claims held by Silverado in the Fairbanks area are State mining claims. Mining records and case file abstracts for state and federal mining claims within the State of Alaska Land Administration System were audited for timely payment of annual rents and payment of the federal holding fee for Federal lode and placer claims. Claims identified as deficient for payment of State rental or Federal holding fees are listed as forfeited in the claim appendices of this report.

Mineral production on Alaska State lands is subject to maximum 3.0% net profits royalty with applicable Exploration Incentive Credits of up to $20 million. Alaska requires a mining license tax for all mineral production net income of the taxpayer regardless of underlying land ownership. For a major mining operation, it is computed at $4,000 plus 7.0% of the excess over $100,000 of net income. Furthermore, there is a 3.5 year tax exemption after initial production begins. Depletion is figured as an allowable deduction of 15% of annual gross income, excluding from gross income an amount equal to rents and royalties. The Alaska State corporate income tax rate is 9.4% if net profit is more than a set threshold amount.

Annual rental of Alaska State mining claims are based on the number of years of continuous activity since the mining claim was located. The annual rental amounts are as follows:

  for 0 years to 5 years: $0.50/acre

  for 6 years to10 years: $1.00/acre

  for 11 years or more: $2.50/acre

All of the State mining claims controlled by Silverado conform to the third amount above.

Thirteen of Silverado’s State mining claims at Ester Dome are on lands administered by the Alaska Mental Health Trust Authority (AMHTA), under permit, per the Alaska Department of Natural resources (ADNR) Department Order 135. This means that revenues generated from mining operations on these lands are transferred to the Mental Health Trust Authority for their program rather than going into the State general fund.

4.2 Silverado’s property title and interests

Silverado Gold Mines Inc., a wholly-owned subsidiary of Silverado, is the registered owner of all of the company claims at Ester Dome. Three separate agreements that cover the 52 claims that comprise Silverado’s Ester Dome property as summarized below:

1)

The 26 State claims centred on the Grant Mine are covered by an option to purchase agreement with Mr. Roger C. Burggraf, subject to payment of 15% of net profits until $2 million has been paid, and 3% of net profits thereafter.

2)

The 22 State mineral claims, which are called the St Paul-Baralka claim group, are covered by a purchase agreement with Mr. Don May and Mr. Paul Baraelka subject to a 15% of net profits until $2 million has been paid, and 3% of net profits thereafter.

3)

The remaining four State claims and one Federal claim, which are called the Dobbs claims, are covered by a purchase agreement with Mr. Gilbert Dobbs and subject to the payment of a 15% of net profits until $2 million has been paid, and 3% of net profits thereafter.

Silverado Gold Mines Inc. is the registered owner of the Eagle Creek claim group. Silverado holds an option to purchase a 100% interest in the property for $400,000 pursuant to an agreement between Silverado and the descendents of Mr. O'Hara and Mr. Taylor. $48,000 remains to be paid at a rate of $5,000 per year. The original option agreement was between Mr. O'Hara, Mr. Taylor and Mr. Tan. Mr. Tan subsequently assigned his interest under the agreement to Silverado and Mr. Tan retains a net profit interest after payback of costs.

Silverado completed a rigorous claim maintenance program on its Ester Dome and Eagle Creek claim groups in August and September of 2007. This work was completed on September 13, 2007.

4.3 Location and maintenance of property boundaries

Claim posts are located in the field on all four sides of the claim. The Ester Dome claim groups were staked during the early years of Statehood and follow more traditional formats and include claim fractions. The Eagle Creek claim groups are formatted in the Meridian-Township-Range-Section (MTRS) system, which was adopted by the State of Alaska Department of Natural Resources (ADNR) in 1999 in order to simplify claim processing on State-owned lands. The boundaries of these claims follow legal boundaries of sections and quarters of sections (Figure 4.2) . Claim rentals and maintenance are due in September of each year.

4.4 Location of mineralized zones, mine workings, and mineral resources

Past test-mining of placer gold deposits by Silverado has occurred in a number of localities at Ester Dome and at Eagle Creek (see red symbols in Figure 4.1 and Figure 4.2) . Those most important to this review are shown on Figure 4.1, which include the O’Dea Vein, the Mohawk Vein, the St. Paul-Barelka and Ethel-Elmes Veins, and the Ryan Lode. All of these deposits have been exploited for gold in both underground and surface mining extractive techniques by a number of operators, including Silverado, since before the 1940s. Mining has mainly extracted gold, but some antimony has also been produced from the Mohawk Mine and St. Paul deposit. Small placer gold deposits occur in a radial pattern around Ester Dome, although none are close to the Silverado holdings. The principal resource owned by Silverado, the Grant Mine, was originally found during a search for buried placer gold deposits on the south flank of Ester Dome.

The principal mineral resource present on the Eagle Creek claim group is the Scrafford antimony-gold deposit, which has been developed mainly as an antimony mine intermittently since 1915 (Figure 4.2) .

4.5 Environmental liabilities

In 2004 and 2008, the QP conducted an audit of the ADEC and ADNR websites for environmental liabilities related to Silverado’s Ester Dome and Eagle Creek properties, and could not find any notice of drinking quality water quality violations, public notice violations, non-point source water pollution control issues, or wastewater violations. The QP could not find records of current National Pollution Discharge Elimination Permits (NPDES) or ADEC General Permits (GP) for Silverado. Current GP permit and NPDES permits have been issued for the nearby Ryan Lode mine project (ADEC website). When the Silverado properties were actively being explored, developed, and mined in the 1980s and early 1990s, all necessary permits were obtained by either Silverado or its joint venture partners (Edward Armstrong, pers. comm., 2004; Roger Burggraf, pers. comm., 2004, 2008).

The Fairbanks district is known to have elevated levels of arsenic and other metals in groundwater (Johnson et al., 1978; Wilson et al., 1978; Hawkins et al., 1980), and Silverado has maintained a water well monitoring program. According to Luke Boles (pers. comm., 2004) there have been no elevated metal in water issues. Silverado and joint venture partners have carried out reclamation of lands disturbed by exploration and mining activities. In 1992, ACNC, the operator for the Ester Dome Joint Venture, completed reclamation of all of their disturbed areas, including the Silver Dollar open cut previously mined by Silverado.

In discussions with ADEC personnel, there is still an open file dealing with ground water contaminated by cyanide. This contamination, based on DEC records, occurred when a silt-lined tailings pond constructed in 1985 failed and leaked process water with cyanide into the ground water system. Ground water monitoring through a system of monitoring wells has been conducted for a number of years with quarterly reports being submitted to the DEC. Cyanide levels are considered by DEC personnel to be below the level of concern for human health (Peter McGee, pers. comm., 2004).

Currently the main issue is closure and capping of the existing mill tailings facility. Silverado is soliciting sound, engineered proposals from the private sector to seal and close the tailings facility at the Grant Mine, with direct consultation from ADEC. The QP understands that the Grant Mine tailings facility was effectively filled to capacity during the 1987 to 1989 mine production period, and that if new mineral processing was to take place, a new tailings facility would have to be built.

The QP knows of no environmental liabilities on the Eagle Creek claim group. Exploration trenches formerly used by lessees of the property (i.e., American Copper and Nickel from 1991 to 1993) were completely reclaimed in 1994, pursuant to ADNR regulations.

4.6 Permit requirements

All past mine activities on Silverado’s claim group were administered by both State and Federal Regulations. There are no active federal permits or plans of operation for the Grant Mine at Ester Dome. There are numerous Environmental Assessments (EAs) on file for the past operations of the Grant Mine and exploration properties on Ester Dome, and such documents are considered by ADEC to be current. Annual Placer Mining Permits issued for State mining claims located at Ester Dome were audited for outstanding obligations associated with permitted activities on the claims. Permits from 1992 to 2007 were briefly audited. No outstanding obligations were identified from the existing APMA permit files.

An active Plan of Operations for exploration and production work related to Silverado’s Ester Dome properties were filed with ADNR. Past surface and underground mining activities follow rules administered by the U.S. Mine Safety Health Administration (MSHA). Alaska Placer Mine Applications (APMA) were required when Silverado was active on Ester Dome, but are inactive at present.

An approved ADNR Land Use Permit is currently in effect for the 77 claims of the Eagle Creek claim group. This permit was issued in response to an APMA submitted by the company in July 2007 for exploration trenching operations. The land use permit remains valid until December 31, 2008, and there are no outstanding operational or environmental obligations concerning the Eagle Creek claim group.

5 Accessibility, climate, local resources, infrastructure, and physiography

5.1 Topography, elevation, and vegetation

The Ester Dome and Eagle Creek properties are in the Fairbanks mining district of eastern Interior Alaska (Figure 5.1) . The region is part of the Yukon-Tanana Uplands, a region dominated by accordant, rounded ridges and broad, sediment-filled lowlands that covers much of the upland areas between the Tanana River to the south and the Yukon River to the north.

The highest point in the Fairbanks district is the summit of Murphy Dome at an elevation of 2,930 ft. Other dome-shaped upland summits include Ester Dome at an elevation of 2,350 ft, Pedro Dome at an elevation of 2,600 ft, and Gilmore Dome at 2,350 ft. Lower valleys range in elevation from about 400 ft to 750 ft, for an average relief of about 2,000 ft for the general area. The timberline is at about 2,200 ft, and only the top of the region’s prominent topographic domes have ‘bald caps’.

The Eagle Creek and Ester Dome properties are both well below the timberline. Most of the claims on Ester Dome occur at an elevation of about 650 ft to750 ft on a warm, south-facing slope in a second growth forest dominated by birch, aspen, alder, and minor white spruce. Prior to the 1940s, Ester Dome was nearly completely logged by the early miners of the area. Most of the forest canopy present today is about 70 years old and post-dates the early logging period.

The Eagle Creek claim group is situated on a cooler north-facing slope covered by cold soils at an elevation of 1,000 ft. Vegetation is dominated by black spruce, alder, and occasional white spruce.

5.2 Property access

The surface transportation and utility systems of the Fairbanks area were originally developed to accommodate the needs of the mining industry. By 1905, Fairbanks was connected to Valdez on the coast by wagon road and by 1913, the first automobile drove the route over what is now known as the Richardson Highway. The Richardson Highway later became a segment of the Alaska Highway, which provides a surface link to the ‘Lower 48’ through Canada. The Alaska Railroad, which was completed in 1922, provides a rail link from Fairbanks to the deep water port of Seward and to Anchorage, Alaska’s largest community. The Parks Highway links Fairbanks with Anchorage and the Kenai Peninsula and roughly parallels the Alaska Railroad. In the late 1970s, the Trans-Alaska Pipeline and Dalton Highway were constructed to link the North Slope oil fields with the deep water oil pipeline terminus at Valdez. The oil pipeline and surface transportation network (Dalton Highway), which crosses the upland just 2 mi east of Silverado’s Eagle Creek claim group, carries most of the oil field supplies to the North Slope as well as the oil southward to Valdez.

The Silverado holdings on Ester Dome are linked by nearly 20 mi of secondary roads including Ester Dome, St. Patrick’s Creek, and Henderson Roads as well as many non-maintained trails. Silverado’s holdings in the Eagle Creek area are accessed by ‘Old Murphy Dome’ Road, which traverses across the east-west-trending ridgeline that links the Elliott Highway with ‘New’ Murphy Dome Road. The ‘Old’ Murphy Dome Road was the original route built to service cold war era, Nike missile sites and Murphy Dome radar tracking command centre. All of these military sites have been abandoned.

The Ester Dome and Eagle Creek claim groups are near Fairbanks, Alaska and surrounding suburbs. With a population estimated at 98,000 in 2005, it is Alaska’s second largest population centre.

5.3 Climatic conditions

Interior Alaska is famous for short but hot summers and frequently long, cold winters. Temperatures range as low as -65° F in the winter, usually January, to as high as 95° F, usually in July. By mid-October, below-freezing temperatures place limits on drilling technology in need of water. Mineral exploration and development activities in the Fairbanks area are usually concentrated in a 135 day to 150 day, snow-free period from May to October.

During January to February, 1989, an extreme cold spell affected operations at Silverado’s Grant Mine on Ester Dome. With temperatures ranging down to -60° F for an extended period of time, the mill and mining activities were forced to shut down due to a continuous string of heavy equipment breakdowns and mill malfunctions, including lack of available water for mill operations.

Permafrost in general does not exist under the warm, south-facing slopes of the Ester Dome claim group, but does occur in much of the ground underlying the cold, north-facing slopes in the Eagle Creek claim group area. Permafrost at the Eagle Creek claim group did affect surface sampling programs carried out by Silverado and joint venture partners. Tapping well water from the Eagle Creek area will need to be engineered, due to the tendency for wells in permafrost areas to freeze.

Figure 5.1: Generalized location of Silverado holdings on Ester Dome and Eagle Creek

Pogo Gold Mine
Trans Alaska Pipeline
FIGURE LOCATION
Silverado Gold Mines Ltd.
Elliot Highway
True North Mine
Steese Highway
Chatanika River
Fairbanks Creek
Fairbanks Gold Ltd.
Eagle Property
Scrafford Mine
Fish Creek
Fort Knox Mine
Ester Dome Property
Grant Mine
City of Fairbanks
Chena River
0 2.5 5.0
MILES
FAIRBANKS
North Pole
Delta Jct
FORT GREELY
Glennallen
Wasilla
Palmer

5.4 Infrastructure

Silverado’s inventory at Ester Dome includes a crusher building, fine ore storage, mill building, fuel storage, office complex, head frame, hoist room, warehouse, shop, core storage bins, and other mine-related facilities. Most of this infrastructure is accessed by St. Patrick Creek Road via Sheep Creek on the east and the George Parks Highway on the west. There are no fixed assets located on the Eagle Creek property.

The Ester Dome and Eagle Creek claim groups are in the Golden Valley Electric Association service area, the local electric cooperative. When Silverado’s Grant Mine operated during the 1980s, GVEA did not supply a transformer needed to convert to 440 V operations, which operates electric mining equipment such as underground locomotives and the ball mill. Silverado supplied its own diesel electric power to supply power needs of the mine and mill.

Beside 20 mi of secondary roads, the Alaska Railroad has a siding on Sheep Creek Road only 2 mi from the Grant Mine and mill infrastructure. Heavy equipment can be conveniently off loaded to the Grant Mine during future potential development.

6 Property history

6.1 Historical ownership of properties

Exploration and development of the gold lodes at Ester Dome began shortly after discovery of gold at Ester Creek in 1905 (approximately 2 mi west of Silverado’s properties). By 1912, there were four custom gold mills operating at Ester Dome, including one at the Mohawk Mine, about 1 mi southwest of Silverado’s Grant Mine (Hill, 1933).

The Grant Mine was discovered and staked in 1926 by Mr. O.M. Grant and his partner, Mr. Earl R. Pilgrim, after sinking a 118 ft deep shaft to bedrock at the 650 ft elevation at Ester Dome. Mr. Pilgrim withdrew from the mine’s development in 1928. Grant mined the Irishman vein semi-continuously until 1942.

In 1973, Fairbanks area prospector Mr. Roger C. Burggraf acquired the Grant Mine property. In 1978, Mr. Burggraf entered into a lease option agreement with Silverado. Very little detailed historical data is available from other portions of the Silverado claim group at Ester Dome, which would include the St. Paul-Barelka, Wandering Jew, and Ethel-Elmes, prospects.

The earliest work on the Scrafford (i.e., Treasure Creek) antimony deposit began in 1913, when the original owner, Mr. Edward Quinn, discovered gold-bearing stibnite mineralization in a large, east-west-tending fault structure at the head of Treasure Creek. In 1915, Mr. E.L. Scrafford leased the property from Mr. Quinn, and from 1933 to 1934, Mr. Earl Pilgrim leased the Treasure Creek antimony property from Mr. Quinn. This property soon became known as the Scrafford Antimony Mine (Ebbley and Wright, 1948).

After Alaskan statehood, a number of companies acquired the Scrafford Antimony Mine by lease, including Silver Ridge Mining Company in 1964; Cantu Mining Company from 1969 to 1971; O’Hara and Taylor from 1971 to 1975; and Aalenian Resources Ltd. (Aalenian), predecessor to Silverado, and Tan in 1976. Silverado acquired additional mining claims in the Eagle Creek claim group in late 1977.

6.2 Exploration and development by previous owners

In 1973, Mr. Roger C. Burggraf reopened an existing development shaft that connected the Irishman vein at the 150 ft level. In sinking the shaft to the 200 ft level, Mr. Burggraf discovered a new vein, the O’Dea Vein, which superseded the Irishman vein in size and importance. Over the next several years, Mr. Burggraf continued small-scale development work on the O’Dea Vein and Irishman Vein, drove about 75 ft of tunnels on both veins, and initiated a shallow, surface, rotary drill program along the strike of the newly discovered O’Dea Vein. In 1978, Mr. Burggraf entered into a lease option agreement with Silverado.

Several companies and public agencies have explored and studied the Eagle Creek property, with work during the early 1970s financed by Cantu Mining Company (Manning and Tan, 1970). In 1976, a limited diamond drilling and surface sampling program carried out by Aalenian, Silverado's predecessor, evaluated the stibnite gash vein occurrence (#1) on the southern portion of the Eagle Creek claim group just south of the old Murphy Dome Road. Aalenian’s surface sample results show gold values ranging from 0.186 oz/ton to 0.346 oz/ton Au across widths of 1.5 ft to 5.8 ft (Tan, 1976)

6.3 Historical mineral resource and mineral reserve estimates

In general, most mineral resource estimates made by Silverado for the Ester Dome area do not conform to guidelines set forth in 1.2, 1.3, and 2.4 of NI 43-101, and have not been relied upon in this analysis.

6.4 Historical production 6.4.1 Ester Dome

During three production periods from 1980 to 1989, ore processed from several mine properties yielded 11,411 oz Au from 112,884 ton of ore at an average grade of 0.101 oz/ton Au. The following is a summary of production activities that began prior to World War II but focuses on the time period 1980 to 1989.

In 1926, a shaft was developed to the 650 ft elevation on the southeast flank of Ester Dome in search of a buried placer channel (McCombe and Grant, 1931; Nelson, 1947). At the bottom of the 118 ft deep shaft, instead of encountering auriferous gravels, the miners encountered auriferous quartz vein fragments. The miners subsequently commenced mining of the vein. The lode gold deposit was named the Irishman Vein.

By the early 1930s, both the Wasp Vein and Irishman Vein were being mined with separate underground developments, with upper shaft workings producing about 75% of the ore total. According to Nelson (1947), the Grant Mine produced about 6,982 oz Au and 1,650 oz Ag from 1927 to 1942 from about 5,800 ton of ore (Table 6.6.1) .

Table 6.1: Mine production from Irish Vein, Grant Mine, 1927 to 1942

Year	Quantity (ton)	Gold metal (oz)	Silver metal (oz)	Gold grade (oz/ton)	Silver grade (oz/ton)
1927 – 1933	3,600	4,654	993	1.29	0.28
1934 – 1942	2,200	2,328	657	1.06	0.30
Total	5,800	6,982	1,650	1.20	0.29

Note:
- After Nelson (1947)

Production from the Grant Mine continued for nearly 15 years until September of 1942. Most of the ore mined was milled at the nearby Mohawk mill facility about 2.5 mi to the southwest of the Grant Mine workings (Bowman and Thomas, 1935). Some underground work was completed in the 1950s and 1960s, but there are no records of production after 1942 (Sandvik, 1964).

Mr. Roger Burggraf recommenced underground development of the Grant Mine in 1973 and Silverado took over operations in 1978. A portable pilot mill was commissioned in 1980. During 1980 to 1981, Silverado initiated a further underground development program at the Grant Mine (Figure 6.1) designed to:

  Mine selected ores from the O’Dea Vein to feed the pilot mill designed for metallurgical testing; and

  Acquire geotechnical and engineering information for future, expanded mine operations.

Table 6.2 details mill production for the Grant Mine from 1980 through to 1989.

Table 6.2: Grant Mine mill production statistics, 1980 to 1989

Year	Quantity (ton)	Gold metal (oz)	Silver metal (oz)	Gold grade (oz/ton)	Silver grade (oz/ton)	Realized value ($)	Ore sources
1980	756	212.9	61.0	0.282	0.080	135,331	O’Dea underground
1981	3,414	970.2	238	0.284	0.070	409,139	O’Dea underground
1982	13	33.2	9	2.550	0.660	11,667	Gravity tails
1983	270	209.3	0.78	0.852	0.310	91,664	Gravity tails
1985 – 1986	7,096	1,533	2,315.0	0.216	0.330	582,540	O’Dea, stockpiles
1987	5,662	344.8	889.9	0.063	0.157	165,504	O’Dea, Elthel-Elmes
1988	87,694	7,370.2	4,800.0	0.084	0.054	3,198,666	O’Dea, Elthel-Elmes,
1989	7,979	737.8	525.0	0.092	0.065	320,205	O’Dea, Elthel-Elmes
Total	112,884	11,411.4	8,838.7	0.101	0.079	4,914,716

Notes:
- Silver totals not representative of total processed ore; only from 1980-86 records.
- From October 1988 to February 1989, additional ore sources were the Silver Dollar, Lois, FE Company ores, and the Keystone Group lode

Figure 6.1: Three-dimensional and plan view of Grant Mine, 1982

Aurex Inc. (Aurex), a subsidiary of Marubeni American Corporation, joint ventured with Silverado on the development of the Grant Mine beginning in 1984. The joint venture financed construction of a 230 ton/day gravity and cyanide mill to treat the mineralization identified by Silverado in the O’Dea Vein. Construction of the mill was initiated in 1985 and commissioned toward the end of that year.

A Silverado contractor became operator of the Grant Mine Project Joint Venture (GMPJV), with Aurex providing much of the capital. The mill was designed with two, 115 ton/day ball mills. By the end of 1985, 5,034 ton had been processed (Bundtzen et al., 1996). The first bullion bar weighed 161 oz and contained 71.5% gold and 26.4% silver.

In January, 1986, Silverado announced that the GMPJV was suspending operations at the Grant Mine because Aurex had withdrawn from the project (Anselmo et al., 1986). The GMPJV had mined 7,096 ton of ore, and recovered 1,533 oz Au. and 2,315 oz of silver (Armstrong, 2004).

The main reason for Aurex’s decision to cease backing the project was disappointing gold grades from the O’Dea Vein development. The actual mill recovered grade of 0.22 oz/ton Au was significantly less than the planned mill fed grade of 0.50 oz/ton Au. Silverado believes that the grade from the mine was lower than planned because of unexpected geological complexity. It was not until stoping commenced that GMPJV discovered the high grade zones occurred in low angle fault intersections with the moderately dipping O’Dea Vein. This reduced significantly the amount of available high grade feed which, coupled with the absence of daily assay control, caused the much lower realized grades.

The grade problems caused the geological staff to carefully assess the nature of the O’Dea Vein system (Gordon House, pers. comm., 2004). By the end of 1986, geologists concluded that the O’Dea Vein on the 200 ft level exists in both ‘upper’ and ‘lower’ zones that are separated by a low angle fault system (Figure 6.2) .

In January and February of 1986, Silverado finished up the GMPJV with the milling of selected stockpiled ores. According to Armstrong (2004), at mine shutdown, about 11,094 ton of O’Dea Vein development muck consisting of gold bearing schist averaging about 0.07 oz/ton Au was stored on the ore pad for future processing. From January 1980 to February 1986, about 22,000 ton of ore had been mined from the O’Dea Vein deposit, of which 57% had been milled and 43% had been stockpiled for future processing.

Based on the 11,094 ton (some sources indicate 9,623 ton) of O’Dea ore stockpiled in early 1986, coupled with the tonnage proven up at the historic, past productive Ethel-Elmes deposits (Wimmler, 1926a, b), Silverado decided to re-commission the Grant Mill in December, 1987.

From December 1987 to February 1989, 101,363 ton of ore was milled, with 8,453 oz Au recovered at a recovered grade of 0.08 oz/ton Au. Much of the ore processed in the mill came from two open-pit mining operations: the Ethel-Elmes, and the Silver Dollar (St. Paul-Barelka) properties. The Ethel-Elmes accounted for nearly 75% of the ore processed in 1988 while the Silver Dollar open pit provided mill feed from November 1988 to early February 1989.

During 1987 to 1989, various aspects of the mill were improved and gold recovery steadily improved from 58% at the beginning of the milling operation to 98% in February of 1989, when the mill was de-commissioned, and averaged 85% during the 15 month production cycle.

Figure 6.2: Cross section of O’Dea Vein mining and geology, 1985

Shear zone cuts
off ore zone
2.97 OPT Gold Grade
2.4 ft. Avg. Vein Width
Auriferous vein deposit
Drift outline looking
longitudinally
Shear zone in Fault Structure
Outline of stoped
raise system
Quartz mica
schist
0.18 OPT Gold Grade
4.2 ft. Avg. Vein Width
0.67 OPT Gold Grade
2.2 ft. Avg. Vein Width
200 foot level
O'Dea main haulage level

6.4.2 Eagle Creek

Vault, Treasure, Eagle, and O’Conner Creeks, which drain the Eagle Creek claim group in both northerly and southerly directions, have all produced placer gold in the years prior to Alaskan statehood, but not at the levels produced from streams draining the Cleary Hill-Fairbanks and Ester Dome areas. Total production from all four streams amounts to about 120,000 oz of placer gold, based on researching unpublished National Archives and Records Administration production records in Anchorage, Alaska, and Smith (1933).

The Scrafford, or ‘Treasure Creek’, vein-fault deposit transects the central part of the Eagle Creek claim group along an east-west strike direction. It has been Alaska’s second largest producer of antimony. Total production was at least 2,379,748 lb of contained antimony metal from 3,083.4 ton of ore (Table 6.3) .

Table 6.3: Stibnite ore production, Scrafford Lode

Date	Quantity (ton)	Grade (% antimony)	Metal (lb antimony)	Company or operator
1915-1918 and	1,574.1	58.00	1,825,956	E. L. Scrafford
1926-1927
1933-1934	55.1	56.00	61,712	Earl R. Pilgrim
1970	68.3	58.00	79,228	Cantu Mining Company

1971	1,345.9	14.00 (1)	376,852	Cantu Mining Company
1976-77	40.0	45.00	36,000	Silverado
TOTALS	3,083.4	38.58	2,379,748

Notes
(1) Average of 12.00 and 16.00% gravity concentrate lots, undivided.
- Production information from Martin (1919, p.21) Brooks (1916, p. 29-30), Hill (1933, p. 156-157), and Ebbley and Wright (1948), modified from Robinson and Bundtzen (1982), Murton (2004)

The earliest work on the property began in 1913, when the original owner, Mr. Edward Quinn, discovered stibnite mineralization in a large, east-west-trending fault structure at the head of Treasure Creek. In 1915, Mr. E.L. Scrafford leased the property from Quinn and from 1916 to 1927, intermittently shipped 1,574 ton of high grade, hand-sorted, stibnite ores to various markets. From 1933 to 1934, Mr. Earl Pilgrim assembled a placer-type washing plant on Eagle Creek just below the Scrafford mine and recovered about 55 ton of residual stibnite that was eroded from the Scrafford shear zone as well as by-product gold. According to Ebbley and Wright (1948), the Scrafford deposit accounted for about 60% of total Alaska antimony production prior to World War II.

After Statehood, a number of companies mined the Scrafford antimony-gold deposit, including Silver Ridge Mining Company in 1964; Cantu Mining Company from 1969 to 1971; O'Hara and Taylor from 1971-1975; Aalenian, predecessor to Silverado and Tan, 1976. Silverado acquired additional mining claims in the Eagle Creek claim group in late 1977. The QP could not find production data for either the Silver Ridge Mining Company or Aalenian. As successor to Aalenian, the Scrafford mine and Eagle Creek property subsequently became part of Silverado's asset base.

Most of the production prior to 1969 was in the form of hand-sorted, high grade ores. In the mid-1970s, Aalenian erected a simple jaw crusher and trommel-equipped gravity mill with a jig circuit that was capable of processing up to 100 ton/day. Aalenian successfully produced a high grade concentrate from the processing of old Scrafford mine tailings and shipped them to a Taiwanese buyer (Garry Anselmo, pers. comm., 2004). In May 1971, the QP observed open-cut stibnite recovery by Cantu Mining Company during a field trip to the mine site conducted the University of Alaska School of Mineral Engineering faculty.

Most of the stibnite production took place from an elongate surface-cut, but ore was also drawn from underground workings at two working levels. No mine maps have been made available to the QP either prior to or during this review.

When the QP mapped the Scrafford open-cut in 1982 (Robinson and Bundtzen, 1982), a pillar of ore was visible on the western edge of the open pit. The QP could not find any evidence of by-product gold production from the Scrafford antimony concentrates that were shipped to both overseas and domestic buyers.

7 Geological setting

7.1 Bedrock geology

The geology of the Fairbanks mining district has been studied since the commencement of early twentieth century exploration, mine development and production of gold and other minerals. The following summary, which will focus on the western part of the Fairbanks district, is built on the published work of Prindle (1908), Chapin (1913), Mertie (1917), Hill (1933), Mertie (1937), Pewe, 1961, 1975 a, b, 1993), Chapman and Foster (1969), Pilkington et al., (1969), Swainbank and Forbes (1975), Forbes and Weber (1982), Hall (1985), Robinson et al. (1990), Metz (1991), Foster et al. (1994), McConnell (1995), Bakke (1995), and Newberry and Bundtzen (1996). Several unpublished, private company reports that describe the geologic framework of the area have also been reviewed during this analysis, including McCombe (1927), Swainbank (1985), and Homenuke (1979, 1985), and ACNC (1992, 1994).

Figure 7.1 is a geologic map of the western part of the Fairbanks mining district, which includes the Silverado properties at Ester Dome and Eagle Creek.

The Fairbanks mining district is a part of the Yukon-Tanana Terrane, a large, displaced block of the North American continental margin (Foster et al., 1994). The Yukon-Tanana terrane consists of a poly-deformed and ploy-metamorphosed, Proterozoic to Upper Paleozoic, meta-sedimentary, meta-volcanic, and meta-plutonic rock assemblage that is exposed from south-central Yukon Territory, Canada to central interior Alaska for a distance of nearly 1,500 mi.

In Alaska, the rocks now included in the Yukon Tanana terrane were once collectively referred to as the ‘Birch Creek Schist’, after exposures on Birch Creek in the Circle mining district northeast of Fairbanks (Mertie, 1937). Utilizing modern isotopic age dating and petrologic, thermobarometric, and microprobe technologies not available to the earlier workers, Forbes and Weber (1982), Robinson et al. (1990) and Newberry and Bundtzen (1996) have described four, structurally juxtaposed, metamorphic sequences in the study area. They include:

1)	The eclogite-bearing, Chatanika Terrane, composed of calcareous eclogite, coarse grained white mica schist black quartzite, and amphibolite (PDe);
2)	The Muskox Sequence, an amphibolite facies package of felsic meta-volcanic rocks and meta-sedimentary rocks that yield Upper Devonian U-Pb ages (DMs and DMr);
3)	The Fairbanks Schist, a heterogeneous rock assemblage mainly dominated by quartzite, quartz mica schist, and amphibolite( Zf, Zfa, Zfw); and
4)	The Birch Hill Sequence, a fine grained section of slate, meta-rhyolite tuff, calc-phyllite, and phyllite that was only subjected to greenschist facies metamorphism.

Figure 7.1: Geological map of the Ester Dome and Eagle Creek areas (after Newberry and Bundtzen. 1996)

LEGEND
Quaternary Deposits
Qal Flood plain alluvium
Qer Retransported silts
Qht Placer Mine tailings
Qp Peat
Qafs Silt-fan deposits
Qos Organic silt
Qef Fairbanks loess
Mesozoic Intrusive Rocks
Ki Altered dikes
Ksy Nepheline syenite
Paleozoic Chatanika Terrane
Pde Garnetiferous Eclogite
Late Devonian Musk Ox Sequence
Dmr Metarhyolite
Dm Amphibolite and Biotite schist
Middle Devonian Birch Hill Sequence
Db Slate, Phyllite tuff, Quartzite, Calcareous schist and impure marble
Proterozoic Fairbanks Schist
Zf Quartz muscovite schist, Quartzite, and Chlorite quartzose schist
Zfa Amphibolite, Magnetite rich biotite schist, Quartzose schist and Marble
Zfw Bleached feldspathic quartzose schist
High angle fault-dashed where inferred, dotted where concealed (U= upthrown side, D= downthrown side)
Anticline
Thrust fault-dashed where inferred, dotted where concealed (teeth point to upper plate)
Past producing lode gold and antimony mines (see inset map for descriptions, numbers keyed to Chapman and Foster, 1969)
0 1 2
SCALE (miles)
Eagle Creek
VAULT Creek placer deposit
109
107
Stafford Antimony Mine
Upper Goldstream placer deposit
Lower Goldstream placer deposit
See inset map (figure 10)
Nugget Creek placer deposit
Sheep Creek placer deposit
Ready Bullion placer deposit
Grant Mine/Mill Complex
RYAN SHEAR ZONE
Gold Hill placer deposit
Ester Creek placer deposit
Eva Creek placer deposit
Cripple-Sub Section placer deposit

The Fairbanks schist is correlative with the poly-deformed, low-to-medium grade, metamorphic rocks in the southern Livengood quadrangle, which includes the ‘Wickersham Grit’, now regarded as Late Proterozoic in age (Weber et al., 1992). Robinson et al. (1990) mapped a section calc-schist, chlorite-rich phyllite, marble, black graphic schist, and a distinctive, bleached-to-white, muscovite quartzose schist. The latter ‘white schist’ was interpreted by them to be a meta-volcanic tuff. This unit was named the ‘Cleary Sequence’, after a rock section exposed in road cuts on Cleary Hill.

Because the Cleary Sequence generally exhibited a finer grained character and lacked metamorphic garnets, Robinson et al. (1990) proposed that the Cleary Sequence had a contrasting metamorphic history with the ‘higher rank’, garnet amphibolite-bearing Chena Ridge Sequence, the garnet-bearing Fairbanks Schist, and eclogite-facies rocks of the Chatanika Terrane. Some geologists (Swainbank, 1985; Newberry, Bundtzen, et al. 1996) believe that the ‘white schist’ is bleaching and argillic alteration possibly caused by hydrothermal effects of an underlying pluton.

Metamorphic rock units in the Fairbanks area have confused field geologist and petrologists for decades, and several attempts have been made to classify rock units based on mineral grain sizes, retrograde mineral relationships, and hand specimen textural assignments. Microprobe and thermobarometry studies of metamorphic minerals by Keskinen (1989) and Joy et al. (1996) have helped resolve many of the ambiguities that had previously existed in the district. The microprobe work shows that rock units in the previously designated ‘Chena River Sequence’, ‘Fairbanks Schist’, and ‘Cleary ‘Sequence’ of Robinson et al. (1990), which were subdivided on the basis of contrasting metamorphic conditions and composition, were found to have formed in identical temperature and pressure conditions that peaked at 495°C to 550°C, and pressures of 5 kbar to 6 kbar or in the lower amphibolite facies of metamorphism. Therefore, these three previously separated units are now regarded as belonging to the Fairbanks Schist. Even so, the Cleary Sequence, as originally defined by Robinson et al. (1990), is a distinct stratigraphic package that included chlorite schist, marble, black phyllite, and calc-schist, and hence constitutes a mappable unit of the Fairbanks Schist. The petrologic nature, compositional package, and original protoliths of rock units in the ‘Cleary Sequence’ will likely continue to elude Fairbanks area geologists.

The microprobe studies of Joy et al. (1996) validated the eclogite facies assignment by Swainbank and Forbes (1975) and Brown and Forbes (1986) for the Chatanika terrane. Microprobe analyses of garnets show temperature and pressure conditions of 11 kbar and 600°C to 700°C which clearly indicate eclogite facies, metamorphic conditions. Eclogite-facies rocks, which crop out 1.0 mi east of Silverado’s Eagle Creek claim group, host the past productive, True North gold-arsenic-antimony deposit near Pedro Dome. Microprobe analyses of plagioclase and white mica from the Birch Hill sequence indicate a single metamorphic event that reached upper greenschist facies conditions. Non-metamorphosed, granitic rocks underlie Gilmore, Pedro, and Ester Domes and other elevated upland areas throughout the Fairbanks mining district.

Published, isotopic Ar/Ar and U/Pb age data show two age groups:

1)	A 110 Ma age for alkalic syenite on O’Conner Creek south of the Eagle Creek claim group; and
2)	An 88 Ma to 94 Ma age for virtually all other phaneritic plutonic rocks.

The younger suite of plutonic rocks is widely regarded as the magmatic/hydrothermal source for the gold-polymetallic lodes in the Fairbanks mining district (Hill, 1933; McCoy et al., 1997). The conspicuous locations of small intrusions of intermediate and felsic compositions at lower elevations of Ester Dome, near the Ryan Lode, and in Cripple Creek valley, have led many geologists, (including the QP) to conclude that Ester Dome is likely underlain by a large intrusive mass. The concentration of sill-form, high level intrusions in the Eagle Creek area may also indicate the area is underlain by a cupola zone of a plutonic center.

Olivine basalts, which yield early Tertiary age (50 Ma to 55 Ma), crop out on 4th of July Hill, near Fort Wainwright, and north of Cleary Hill, but not in the western sector of the Fairbanks district. Because sediments occurring with the basalts are not derived from local sources, the Fairbanks area was probably not emergent and subject to erosion during the early Tertiary time of volcanism and sedimentation.

7.2 Surficial geology

The Fairbanks district has never been glaciated. The accordant rounded ridges have been blanketed with eolian loess (Qef), which has, in turn, been recycled into thick slope-wash and alluvial apron deposits (Qer). The broad valleys are filled with alluvial deposits, which are overlain by up to 300 ft of silt and peat and colluvial deposits (Qp, Qafs). The Fairbanks district is in a zone of discontinuous permafrost, where many geotechnical hazards have been encountered during construction activities (Pewe, 1993). Because nearly the entire area is below the timberline, few natural outcrops of bedrock are exposed; instead, the slopes and valleys are covered by thick vegetation.

The Fairbanks mining district, including the streams draining Silverado properties at Ester Dome, is renowned for world class, placer gold deposits. The placers formed during several depositional cycles that began in Late Tertiary time. The dated, 3 Ma, Gold Hill Loess Formation (type locality about 2 mi from Grant Mine) overlies most of the auriferous bench placer deposits mined in the Fairbanks area (Pewe, 1975b; Westgate et al., 1990). Metz (1991) has suggested a complex history of stream piracy and stream derangement. Subsequent uplift caused a stream diversion of Goldstream Creek in a northwest direction to Minto Flats. According to Pewe (1975 a, b), repeated cycles of tectonic uplift, followed by down cutting and deposition of placers, caused heavy mineral placers to be first liberated from hardrock sources and then repeatedly worked and reworked, thus producing the high grade placer gold concentrations known throughout the district.

7.3 Structural geology

The Fairbanks district has been deformed by northwest-verging, frequently overturned isoclinal folds, and later by northeast verging open to isoclinal folds with amplitudes ranging from 3 ft to 12 mi (Hall, 1985; Swainbank, 1985). Folds with north-verging axial planes and north-trending axes transect the northwest verging fold episode. The earlier and later fold episodes probably are correlative with Pre-Jurassic and Middle Cretaceous episodes of regional, dynamo-thermal metamorphism recognized in detailed petrologic and isotopic age studies (Forbes and Weber, 1982; Newberry and Bundtzen, 1996).

The four metamorphic rock sequences exposed in the Fairbanks district are probably originally separated by low angle thrust faults, and subsequently modified by younger high angle faults. The Devonian Birch Hill Sequence and Devonian-Mississippian Muskox Sequence are thrust under the Proterozoic Fairbanks Schist along the southern flanks of Ester Dome, Chena Ridge the Farmer Loop Hills. The eclogite-facies rocks are thrust over the amphibolite facies Fairbanks Schist (Robinson et al., 1990; Newberry and Bundtzen, 1996). This thrusting event is likely the result of the Middle Cretaceous isoclinal folding episode recorded in the rock section.

Conjugate set northeast-trending and north-south trending, high angle faults formed almost immediately after the cessation of thrust faulting, and have been thought to be conduits of mineralization by a number of workers (Hill, 1933; Sandvik and Hersey, 1950; Sandvik, 1964). Hill (1933) plotted orientations of mapped faults on Ester Dome and compared them to orientations of known auriferous quartz-sulfide veins encountered in underground workings. He concluded that more than 80% of the quartz-sulfide veins were emplaced along fault planes. The QP uses the term ‘vein-fault’ after Peters (1978) and Storror (1981) to denote many of the gold lodes of the Ester Dome area, which are described in greater detail in various sections of this report. Swainbank (1985) plotted up 295 poles joints and minor fault planes; the maximum concentration is oriented north 20° to 25° east. A more subtle pattern of lineaments radially strike outward from the centre of Ester Dome, which may suggest structural doming caused by an underlying intrusive mass (McConnell, 1995). On Ester Dome, faults and shear zones form important conduits for auriferous hydrothermal mineralization.

The amphibolite unit mapped by Newberry and Bundtzen (1996) is in high angle fault contact with units of the Fairbanks Schist. This same contact was noted during geophysical investigations (McConnell, 1995) to produce one of the strongest, linear EM anomalies in the Fairbanks district. A number of the lode gold deposits recognized by previous workers (Chapman and Foster, 1969) are aligned along this northeast-striking structure.

Small bodies of mineralized intrusive rock crop out on the southwest side of the Ryan Lode, in Cripple Creek, and along slopes of Nugget Creek. Cooling and hydro-fracturing of these granitic bodies produced metalliferous hydrothermal fluids that leaked upward along brittle high angle faults. These high angle fault structures contain almost all of the gold lodes on Ester Dome, including all of the properties held by Silverado.

8 Deposit types

Earlier workers recognized a possible genetic connection between pluton and auriferous vein-fault mineralization in the Fairbanks area. According to Hill (1933), “there is strong evidence to show the close relation of structure both to the intrusion of the igneous rocks and to the formation of the veins and lodes of the Fairbanks district”. Yet very little attention was paid by twentieth century gold prospectors to the intrusive rocks of the Fairbanks district until the 1984 discovery of the Fort Knox ore body. Exploration geologists in the Fairbanks area have since placed more emphasis on the evaluation of granitic hosts. For example a new intrusion-hosted deposit, the Curlew about 2 mi southwest of Silverado’s Ester Dome properties, was evaluated by Ryan Lode Mines Inc. and predecessor companies during the 1990s (McCoy et al., 1997).

All of the metallic mineral lodes known in the Fairbanks district are within a broad curvilinear region spanning interior and western Alaska and central Yukon, Canada that has been described as the ‘Tintina Gold Belt’, a term that was originally put forward by junior exploration companies to highlight the region’s 68 million oz Au endowment. Recognizing that the geology of the Tintina Gold Belt was complex and actually composed of distinct gold belts of different ages, Hart et al. (2002) redefined the TGB as the ‘Tintina Gold Province’. The unifying theme of the Tintina Gold Province (TGP) is that all gold deposits are spatially or genetically related to plutonic rocks of Cretaceous and Early Tertiary (Laramide) age. Deposit size ranges from the few hundred ton of ores observed in many Fairbanks district veins to the giant Donlin Creek deposit near Aniak, currently Alaska’s largest gold resource with approximately 31 million oz Au in both Measured and Indicated resource categories ( June, 18, 2008 NovaGold press release).

Gold deposits in the TGP occur in a wide variety of morphological types that include:

  Stockwork and gold skarn as at Nixon Fork, Alaska;

  Structurally controlled, flat veins as at the Pogo deposit, Alaska;

  Gold porphyry-like, sheeted veins in cupolas of intrusions (as at Fort Knox, Alaska and Dublin Gulch, Yukon, Canada);

  Greisens as at the Road Metal Prospect, Northway, Alaska;

  Schist-hosted gold-polymetallic veins such as those in the Fairbanks and Kantishna districts in Alaska and Keno Hill in Yukon; and

  Structurally controlled dike and sill swarms (as at Donlin Creek, Alaska or Brewery Creek, Yukon Territory).

Because the TGP was not recognized until the early 1990s, a Cox and Singer (1986) plutonic-related ‘Tintina Type’ gold deposit model is not available. Actually, many gold deposits in the TGP could be compared with several established deposit models such as gold skarn, gold porphyry, and gold-bearing greisens.

Silverado properties on Ester Dome are auriferous, polymetallic vein-fault deposits hosted in metamorphic rocks, and could be included in the polymetallic vein deposit model 22c of Cox and Singer (1986). This model includes a variety of veins that contain, on one end of the spectrum, precious metal concentrations with by-

product base metals and the other end, base metal concentrations with by-products of precious metals. As such, deposit model 22c is too generalized to be very useful.

The QP believes that a relatively new model described by Bliss (1994) is applicable to the vein-fault deposits that occur on Silverado’s mining claims on Ester Dome (Figure 8.1) . This deposit model, which was constructed for mixed base metal and precious metal vein-faults in schist, quartzite and Laramide-age granitic rocks in Idaho, contains a gold-enriched subtype accompanied by minor base metal credits. Bliss (1994) predicts tonnages ranging from 50 ton to 11 million ton with a 10 percentile ranking size of 130,000 ton. For the precious metal subtype of Bliss (1994), gold values range from 1.0 ppm to 150 ppm Au and average 13 ppm Au (0.43 oz/ton Au).

The gold-stibnite-quartz veins that occur in Silverado’s Eagle Creek claim group, specifically the Scrafford antimony-gold deposit, strongly resemble the gold-antimony deposit type (U.S. Geological Survey deposit model 36C) described by Berger (1993) (Figure 8.2) . These deposits are characterized by the presence of stibnite, berthierite, high fineness gold, and aurostibite hosted in metamorphosed, quartz-carbonate-bearing, compressive shear zones within low grade, greenschist facies metamorphic rocks. The deposit types are characterized by deformed, ductile fabrics and tectonically recrystallized, fine grained, stibnite lobes and lenses. Relics of open-spaced filling textures contain sharply bent, twinned, stibnite crystals accompanied by quartz gangue. Alteration minerals in veins include sericite, ankerite, paraganoite, epsomite, and pyrophyllite in metamorphosed flyschoid rocks and fuchsite, dolomite, and magnesite in mafic host rocks.

The gold-antimony deposit type 36C is considered to be a sub-type of the mesothermal, auriferous lodes found in orogenic districts worldwide. Mineral deposit type 36C is not very well documented in North America but well studied in Asia, Europe, and Africa. Worldwide examples include the Alpha-Gravelotte, Amo, and Bl deposits in the Transvaal (Barberton Range) of South Africa, the Reefton District in New Zealand, the Dubrqava and Krasna Gora deposits in the Czech Republic, and the Billyakh and Olympiada deposits in Russia. Olympiada, in particular, is an example of a large, productivegold-antimony deposit. The Scrafford antimony-gold deposit in the Fairbanks district, Alaska is also thought by Berger (1993) to belong to deposit type 36C.

Figure 8.1: Grade and tonnage model for precious-metal enriched deposit (Bliss, 1994)

A
Proportion of components
1.0
0.9
0.8
0.7
0.6
0.5
0.4
0.3
0.2
0.1
0.0
(b) Au grades for Au veins
n=34
2.3
1.0
13
(a) Au grades
in other veins
n=25
10
68
.1
1
10
100
1000
Gold grade, in grams per metric ton
B
Proportion of deposits
n=48
1,200
13,000
130,000
USGS
10^2
10^3
10^4
10^5
10^6
10^7
Tonnage, in metric tons

Figure 8.2: Tonnage curve for antimony-gold deposit. Model of Berger (1993)

9 Mineralization

Mineralization at Silverado’s Ester Dome and Eagle Creek properties consists of structurally controlled, quartz-sulfide veins with or without gold, quartz-sulfide breccias, and silicified, sulfide-bearing shear zones in metamorphic schist, quartzite, amphibolite, eclogite, and granitic rocks. Many of the gold deposits can be referred to as ‘vein-faults’ in recognition of their direct emplacement history along both high and low angle fault zones (Peters, 1978). Ore shoots can be pre-fault movement post-fault movement, or contain gold-bearing ore shoots that formed both before, during, and after fault planes have been activated. Figure 9.1 and Table 9.1 show the locations and summary information of 34 past producing gold-bearing veins on Ester Dome, where Silverado owns their Ester Dome claim group. Most past producers are relatively small lodes that were processed at custom mills but a few larger deposits also existed.

Figure 9.1: Location of historic production, Ester Dome

Table 9.1: Companion to Figure 9.1

Number	Mine name	Strike and dip of fault-vein	Metal produced
107	Goodwin	North 80 East, 45 Southeast	Sb
109	Scrafford	East-West-to-North 80 East; 50-70 south	Sb (Au)
136	Grant	North 45 East, 65 Southeast	Au (Ag, Sb)
137a	Irishman	North 25-45 East, 25-75 Southeast	Au (Ag)
137b	O’Dea	North 45-55 East, 45-65 Southeast
138	Elmes	North 25-35 East; 75 Southeast	Au
140	Mohawk	1) North 30-40 East, 70 Southeast;	Au, (Sb, Pb, Zn)
2) North 30 West, 30-45 Southwest
141	Ryan Lode	North 30 East, steep to vertical Southeast	Au (As, Sb)
142	McDonald/Curlew	North 35 West, 65 Northeast	Au (Sb)
143	Little Eva	1) North 27 West Vertical;	Au (Sb)
2) North 10-50 East, 30-70 Northwest
144	Billy Sunday	North 05-10 West, 60 Northeast	Au (Sb, Pb, Zn)
145	Fair Chance	North 20 East, 60 Northwest	Au
147	Little Flower	North 70 East, steep	Au
148	St. Paul	North 40 East, 38 Northwest; with near-	Au (Sb)
horizontal thrust fault
150	Clipper	North 5-20 West, 85 Southwest	Au, Sb
151	Stibnite	North 17 West, 70 Southwest	Sb
152	Wandering Jew	North-South, 70 East	Au (Sb)
153	Killarney	North 05 East, 75 Northwest	Au
154	Last Chance	North 45 East, Steep to Vertical	Au (Sb)
155	First Chance	North 10 East, 44 Northwest	Au
156	Bondholder	North 24 East, 45 Northwest	Au
161	Royal Flush/Adler	North 42 East, 70 Northwest	Au
162	Sanford	North 40 East, 45 Southeast	Au
163	Grant #2	North 10 West, 65 Northeast	Au (Sb)
169	Michley	North-South, Steep to Vertical	Au
170	Farmer	North 25 East, 52 Northwest	Au
173	McQueen	North 70 West, Steep to Vertical	Au
174	Barker/McQueen	Northwest, Steep	Au
176	Vuyovich	North 50 East ?	Au
177	Ready Bullion ‘Creek’	Unknown	Au
178	Silver Dollar	North 30 East, 65 Southeast	Au, Ag
182	Ready Bullion (Main)	1) North-South, 80 West; 2) North 50 East 70	Au (Sb)
Southeast
185	Hudson	North 20 East, 45 Northwest	Au
188	Lookout	North 10 East, Vertical	Au

9.1 Grant Mine

At the Grant Mine, two principal auriferous vein structures, the Irishman Vein and the O’Dea Vein, have been explored, developed, and mined intermittently from 1927 to 1992 (Bundtzen and Kline, 1981; Murton and Bundtzen, 1981). The Irishman and O’Dea deposits occur along northeast-striking fault zones that are ubiquitously associated with gold, arsenic, and silver mineralization. Although both deposits are hosted in quartz-rich biotite muscovite schist, the structures in which the O’Dea and Irishman deposits were injected have clearly juxtaposed differing schist sections, although the amount or nature of the fault offsets are unknown. The Irishman vein-fault strikes north 20° to 40° east and dips steeply to the southeast. The Irishman vein-fault dips from 58° to 72° on the 150 ft and 200 ft levels, but exhibits a more moderate dip of 25° to 45° in raises above the 100 ft level, where it intersects an incompetent graphic schist unit. The O’Dea vein-fault strikes north 55° to 65° east and generally dips more moderately to the southeast than the Irishman Vein. In the vicinity of the mine infrastructure, the veins are sub-parallel and are superimposed over each other in an apparent crosscutting relationship. The best evidence available suggests the O’Dea structure is younger than Irishman structure, but no convincing cross-cutting relationships can be demonstrated. The QP believes that both vein-faults likely intercept each other at approximately 500 ft to 600 ft below the surface.

The Irishman vein-fault contains at least three ages of quartz and late stage silica injections occur in both vein-faults (Sandvik and Hersey, 1950), which are accompanied by free gold, and 1% to 4% arsenopyrite, lollingite, boulangerite, stibnite, sphalerite, scheelite, and rarely cinnabar. Quartz- sulfide mineralization in the Irishman Vein has occurred after the fault zone has been sealed, but the O’Dea fault structure has undergone recurrent movement after the quartz vein phases were injected into the fault zone, resulting in the creation of a quartz breccia cemented by iron, arsenic, and antimony oxides, schist fragments, and pulverized auriferous quartz in a clay-sericite gouge.

The O’Dea auriferous vein-fault deposit has been explored by underground mine working and diamond drilling for a strike length of 2,500 ft and a vertical extent of 1,000 ft. The Irishman vein has been explored by underground workings and drilling for a distance of at least 650 ft and is open-ended at depth at the 200 ft level (Nelson, 1947; Bundtzen and Kline, 1981). The southwest ends of both vein-faults are open-ended, but the northeast end is truncated by a north-northwest striking high angle fault zone with unknown displacement. The vein-faults vary considerably in thickness, probably as the result of the braided nature of the fault zones and extent of silicification, but range from 2 ft to 15 ft. The smaller Irishman vein ranges from 3 in to 22 in thick and averaged 1.3 oz/ton Au between 1927 to 1947 mining production activities. The O’Dea structure reaches a maximum thickness of 40 ft in drill holes, with variable grades that range up to 1.60 oz/ton Au over 3.3 ft and 0.495 oz/ton Au over nearly 16 ft.

Although the Irishman vein-deposit produced nearly 7,000 oz Au from 1927-1942 (not 1,000 oz Au. as reported in ACNC reports) from material averaging about 1.30 oz/ton Au, ACNC did not consider the Irishman vein-fault in their resource calculations because of its relatively small size. The Irishman vein-fault is significantly thinner than the O’Dea vein fault, averaging about 1.9 -to-2.5 ft thick. The sub-parallel Irishman vein-fault dips at a much steeper inclination that the O’Dea vein-fault. The QP speculates that the intersection of the Irishman and O’Dea vein-fault structures at depth is a plausible reason for the creation of a thickened, extensional zone of high-grade gold mineralization as observed in the Core Zone. This hypothesis suggests that the thickened auriferous Core Zone includes the Irishman vein-fault mineralization.

9.2 Ethel-Elmes deposit

The Dobbs property is hereafter referred to as the Ethel-Elmes shear and vein-fault zone, which was mined by Silverado during 1987 to 1989. The Ethel-Elmes vein-fault system strikes north 35° to 55° east, dips 40° to 60° south, and is approximately parallel to the Irishman Vein at the Grant Mine. Shear structures have broken up the original quartz vein-faults, but not as strongly as that occurring in the O’Dea deposit at the Grant Mine. Quartz content varied from 70% at the northeast end of the Elmes pit to about 10% in the Ethel pit, where brecciated quartz veinlets contain 1% to 2% fine grained arsenopyrite and stibnite. Exposures in the Ethel pit have a light greenish colour, due to the presence of scorodite (oxide of arsenic). Some of the greenish stained mineralization yielded fine grained gold upon examination with a hand lense. Surface and underground exploration work by Silverado has shown that the Ethel-Elmes vein-fault deposit has been traced for a distance of nearly 2,000 ft and to depths of about 600 ft vertically. The zone of faulting and shearing at the Dobbs property ranges from 10 ft to 40 ft thick, which contains variable low grade auriferous zones punctuated by high grade gold zones mainly in quartz veins and veinlets. Drilling conducted by ACNC indicate that auriferous mineralization is open ended to the northeast and down-dip.

9.3 St. Paul-Barelka deposit

A northeast-striking, vein-fault zone that roughly parallels the O’Dea vein-fault can be traced for nearly 4,500 ft of strike and up to 300 ft wide from the head of Ready Bullion Creek to Henderson Road. This mineralized zone, which has been referred to by Silverado as the St. Paul-Barelka property, is traced on the surface by anomalous gold, arsenic, and antimony values in soils and an EM conductive anomaly. The St. Paul-Barelka property is characterized by variably silicified, graphitic phyllite, and quartz-muscovite schist, and a distinctive, fine grained amphibolite that have been sheared, brecciated, and argillically altered. Footwall zones contain distinctive rock type known as ‘white schist’, which has been previously interpreted to be a metavolcanic schist (Robinson et al., 1990). The debate continues as to whether the distinctive muscovite and sericite-rich, ‘white schist’ of the Fairbanks district is wholly of metavolcanic parentage or the result of hydrothermal alteration.

Gold mineralization occurs in quartz veins and stockwork zones that are usually disrupted by faulting and shearing. Surface exposures have yielded grades of up to 0.27 oz/ton Au over a true width of 27 ft, accompanied by elevated arsenic, antimony, and lead values. A 1997 drilling program completed by Silverado indicates that the auriferous shear structure contains important gold values over widths averaging about 40 ft.

9.4 Eagle Creek property (Scrafford deposit)

The Eagle Creek claim group includes the past-productive Scrafford gold-antimony deposit, which intermittently produced about 3,000 tons of stibnite-bearing ore prior to 1972. Rock types exposed in trenches at the Scrafford deposit include quartz mica schist, calc-schist, feldspathic schist, and quartzite formerly regarded as the Cleary Sequence by Robinson et al. (1990) but redefined by Newberry and Bundtzen (1996) as the Fairbanks Schist. The Scrafford deposit occurs along a very conspicuous, fault zone that strikes north 80° to 85° east and dips 55° to 60° south, and can be traced for a strike of more than 2.0 mi. The vein-fault pinches and swells from 18 ft to 105 ft thick. The deposit contains an unaltered, gray quartz muscovite biotite schist hangingwall and a highly oxidized, sheared, and argillically altered footwall.

Mineralization at the Scrafford deposit consists of massive stibnite lenses up to 8.0 ft thick that are near the hanging wall and stockwork-style quartz veinlets, accompanied by disseminated arsenopyrite and stibnite in the footwall. According to Brooks (1916), “the richest ore occurs in shoots which appear to be pod or lense-shaped, and whose long axis have a trend that diverges 15° to 20° from the trend of the vein”. Most of the deposit was mined by open-cut methods, which were mapped by Robinson and Bundtzen (1992), who reported grades of up to 46.0% Sb in the massive stibnite lense near the hanging wall and up to 0.166 oz/ton Au in the footwall zone.

Other schist-hosted, stibnite-quartz (gold)-bearing, vein-faults were exposed in trenches near the main crest of the ridgeline near the Old Murphy Dome road. Although these prospects have now been largely reclaimed, chip samples have yielded gold values ranging from 0.186 oz/ton Au to 0.346 oz/ton Au across widths of 1.5 ft to 5.8 ft (Tan, 1976). Unlike the main Scrafford deposit, tension fractures parallel to fold axes are the probable structural control on the discontinuous gold deposits.

10 Exploration

10.1 Lode exploration

Silverado’s Ester Dome and Eagle Creek properties have undergone several periods of exploration activities. These have included:

  Surface geological mapping, rock sampling, and soil and geophysical surveys to outline drill targets;

  Surface diamond core drill campaigns in support of underground mine development and production at the Grant Mine;

  RC drilling that identified resources for test mining at the Elmes-Ethel and St. Paul-Barelka properties; and

  Rotary, diamond core drilling, geophysics, and surface sampling at the Eagle Creek property.

Table 10.1 shows the exploration activities at Ester Dome from 1978 to 1997. Table 10.2 shows the exploration activities in the Eagle Creek claim group from 1976 to 1993.

From 1981 to 1983, Silverado contractors completed prospect evaluations of 15 properties on Ester Dome, in order to prioritize company objectives (Murton, 1984). In early 1984, Silverado entered into a joint venture agreement with Aurex and created Grant Mine Project Joint Venture (GMPJV). The GMPJV partnership was established to explore, develop, and place the Grant Mine into production on a continuous basis.

In 1984, GMPJV initiated a $1.9 million, two-phase exploration drilling program to evaluate the O’Dea vein-fault deposit (Bundtzen et al., 1986). By mid-1986 the GMPJV completed a surface rotary drill program that totalled 17,738 ft and a surface diamond drilling program that totalled 14,844 ft. Exploration and development of the 200 ft level of the O’Dea vein-fault advanced the main track drift for a total lateral distance of 1,338 ft and raise and sub-level workings that totalled 1,329 ft. The surface diamond drill program included 28 core holes that intersected the O’Dea vein-fault beneath the 200 ft level to maximum depths of approximately 1,000 ft below the surface.

During the summer of 1987, Silverado contractors completed infill geophysics and a 9,200 ft, 74 drill hole, rotary drill program that defined the Elmes and Ethel vein-fault structure. Of these, 37 drill holes evaluated the Ethel zone and 15 evaluated the Elmes zone. For clarification, the Elmes deposit is 1,500 ft in length but on strike with the Ethel deposit, and both are believed by Silverado to be the same vein-fault deposit. During 1987, approximately 1,000 linear ft of trenching was completed on the Ethel deposit whereas about 2,000 linear ft of trenching was completed on the Elmes deposit.

Table 10.1: Summary of exploration activities for Ester Dome, 1978 to 1997

Year	Soil samples	Trenching (ft)	EM survey (mi)	Overburden drilling (ft)	Rotary drilling (ft)	Surface diamond drilling (ft)	Underground diamond drilling (ft)	Underground drift, raise, and sub-drifting (ft)
1978					1,516
1979			4.20				1,065	87
1980		2,700	15.00		220			576
1981					6,986		940	4,360
1983		2,655			2,126
1984		350	34.50	11,758	17,738	14,844		612
1985							1,735	2,282
1987		3,000			9,200
1990						9,066
1991	3,216				1,410	17,434
1992						18,667
1996 to 1997		10,000			19,200
Total	3,216	18,705	53.70	11,758	58,396	60,011	3,740	7,917

Notes:
- Totals for both trenching and geophysical surveys are incomplete and thus conservative.

Table 10.2: Summary of exploration activities for Eagle Creek, 1976 to 1993

Year	Trenching (ft)	Soil samples	Rock samples	Stream samples	Percussion drilling (ft)	Rotary drilling (ft)	Diamond core drilling (ft)
1976	450		45				550
1982			25	35
1985	650		115
1987	3,500
1988					700
1990-1993	1,200	2,364	238	125		5,674	5,323
TOTAL	5,800	2,364	423	160	700	5,674	5,873

On February 8, 1990, Silverado entered into an agreement in principle with ACNC to explore, develop, and if warranted, place into production Silverado’s Ester Dome properties. This is also known as the Ester Dome Joint Venture (EDJV). In 1991, ACNC completed 17,432 ft of diamond drilling in 38 surface drill holes in an effort to test both the O’Dea-Irishman (Grant Mine) and Ethel-Elmes properties (Hunter, 1992). In 1991, ACNC completed a soil sampling survey of the entire Ester Dome area, which was at that time controlled by Silverado and Range Minerals Corporation. ACNC collected 3,216 soil samples which covered the entire claim group at a 200 ft sample interval. The samples were analyzed for fire assay gold and a suite of 30 aqua regia-leachable elements (Hoffman, 1991). The comprehensive multi-elemental survey results show eleven, linear, gold-in-soil anomalies and broad areas of relatively enhanced or depleted backgrounds of gold, arsenic, antimony, and base metals and a large variety of other elements (Figure 10.1) .

Figure 10.1: Location of 1991 ACNC soil sampling surveys and anomalies

The follow-up of elemental anomalies in soils assumes that such anomalies can be traced to underlying bedrock sources. The Ester Dome and Eagle Creek areas are covered by up to 70 ft of wind-blown loess originating from the Alaska Range far to the south. ACNC decided to complete an orientation survey to see how the effects of the wind-blown materials could be masked or removed. Most of the loess rages from -80 to -120 mesh. ACNC believes that using -170 mesh soil fractions and a greater than -20 mesh fraction used in conjunction successfully masked the effects of the wind-blown component.

Several companies and public agencies have explored and studied the Eagle Creek property. In 1976, a limited, diamond drill and surface sampling program carried out by Aalenian, predecessor to Silverado, evaluated the stibnite gash vein occurrence #1 on the southern portion of the Eagle Creek claim group just south of the old Murphy Dome Road. Silverado exploration surface sample results show gold values ranging from 0.186 oz/ton Au to 0.346 oz/ton Au across widths of 1.5 ft to 5.8 ft (Tan, 1976).

ACNC’s exploration program covered nearly all of the Eagle Creek property and involved a variety of exploration techniques (ACNC, 1994). A fairly detailed soil grid was completed over the entire claim group. ACNC flew an 83 mi EM-VLF survey in 1990, which was field checked in 1991 and 1992. Flight lines were flown north-south, and covered the entire property at roughly 400 ft intervals. Time-domain IP/Resistivity surveys were carried out to further investigate surface geochemical anomalies. ACNC also produced a geologic map using rock chip samples and other acquired data. The QP is familiar with the geology of the area, and does not completely agree with some of the geologic interpretations depicted by ACNC. In particular, the orientation of fold axes, as shown by ACNC, are believed to be in error. Also, the area is very poorly exposed, with less than 1% actual outcrop exposures, except in trenched areas underlain by intrusions.

In 1997, Silverado pursued exploration at the St. Barelka system without a joint venture partner. Their contractor work included 19,200 ft of rotary drilling (in 92 drill holes) and 2,000 ft of trenches.

Placer Dome US Inc. (PDUS) conducted a one year program on Silverado properties, with a focus on the north flank of Ester Dome, on the claim group leased by Silverado from Range Minerals Their work included soil, rock sampling programs, trenching, and a short diamond core drilling program. The QP is aware that trenching and diamond drilling took place during this single season of activity, but did not review any PDUS exploration information. PDUS did obtain encouraging results from some of the drilling. However, in 1999, Silverado decided to relinquish its long-standing interest in the Range Minerals #1 and #2 holdings on Ester Dome, which collectively covered nearly 2.5 sq mi.

10.2 Interpretation of exploration information

The multi-faceted exploration program carried out by Silverado contractors and JV partners involved drilling programs, soil and rock sampling efforts, and geophysical surveys that have yielded a variety of geological interpretations on Ester Dome. The diamond drilling programs at the Grant Mine by Silverado in 1984 and joint venture partner ACNC in 1991 to 1992 confirmed the model of a consistent, moderately dipping, auriferous vein-fault as observed from the 200 ft and above workings, with auriferous zones up to 20.0 ft thick. The results of the 1987 exploration work on the Ethel-Elmes vein fault indicated that Silverado had found a surface-mineable ore body along a northeast-striking shear zone.

The RC drilling program along the St Paul-Silver Dollar structure during both 1984 and 1987 resulted in the identification of shallow auriferous mineralization that was test-mined between 1988 and 1989 using surface mining technology. As the result of the 1991 soil survey on Ester Dome, ACNC identified eleven major gold-in-soil anomalies, nine of which appear to follow structurally controlled zones (i.e., the O’Dea, Ryan Lode, and others). The stronger gold-in-soil anomalies occur at the intersection of linear features.

No base metal anomalies of note were identified. Arsenic-antimony in-soil anomalies, although noted, were not believed by ACNC to be significant in identifying gold mineralization.

The largest gold in soil anomaly on Ester Dome, measured at 13,000 ft by 2,000 ft, includes the Ready Bullion, Eva, and St. Patrick Creek basins in an area underlain by a magnetic low. The other gold-in-soil anomaly, centred north of the summit of Ester Dome, is believed by ACNC to be sourced in small intrusions.

Most of the known gold-bearing vein-faults on Ester Dome strike north 40° to 60° east and dip steeply to vertically. The anomalies that are depicted on Figure 10.1 are north-south, slightly northwest, and anything but the trend observed in mineralized vein-faults previously developed.

Magnetic lows in both Easter Dome and in the Eagle Creek claim group are coincident with elevated Fe, Mg, Al, and K in soils. ACNC believed that elevated levels of these elements found in soils may be the manifestations of vein emplacement and intrusive activity. Thus the hydrothermal activity has stripped away the former magnetic minerals present in the rock section through oxidation processes and alteration.

ACNC’s exploration program on the Eagle Creek property involved a variety of exploration techniques which culminated in drill testing of specific targets with shallow drill holes. A detailed soil grid was completed over the entire claim group. ACNC flew an 83 mi EM-VLF survey in 1990, which was field checked in 1991 and 1992. Flight lines were flown north-south, and covered the entire property at roughly 400 ft intervals. Time-domain IP/Resistivity surveys were carried out to further investigate surface geochemical anomalies. ACNC also produced a geologic map using rock chip samples and other acquired data.

Ground geophysical surveys on the Eagle Creek claim group, mainly EM surveys, have detected strong conductor zones that are believed to be sulfide zones in two broad bands in the study area (Homenuke, 1979). Both run in an east-west direction, and are parallel to the Scrafford antimony-gold deposit. In 1985, more trenching and sampling were completed on the Eagle Creek property. Results indicated enriched gold zones on trend with the Scrafford deposit. One five-ft-thick chip sample contained 0.426 oz/ton Au (sample #85T-2).

During the three year program, ACNC collected 2,364 soil samples, 125 stream sediment samples, and 238 rock samples from outcrops and trenches in the Eagle Creek claim group. According to Dashevsky and Rush (1994), soil sampling proved to be the most effective surface exploration method at Eagle Creek, although extensive loess cover and perennially frozen north-facing slopes made sampling difficult.

ACNC identified 14 mineral targets and anomalous metal-in-soil areas on the Eagle Creek property, eight of which are shown on Figure 10.2. Because of the new intrusive-hosted gold model that was recognized at the Fort Knox discovery in the late 1980s and early 1990s, ACNC’s exploration target was an intrusion-hosted gold deposit. ACNC focused much of their efforts on the same large, sulfide-bearing, shallow intrusion in the northwest portion of the study area that had been previously identified as a target by Silverado’s exploration work and on other sill-form intrusions exposed either on the surface or in subsurface on the claim block. Drill intercepts in the northwest area mineralized intrusion returned values ranging from 0.007 oz/ton to 0.068 oz/ton Au, with a mean of 0.034 oz/ton Au.

Figure 10.2: Location of ACNC exploration target areas, 1994

When the sills were determined to be thin or discontinuous, ACNC discontinued exploration. The sills can be traced for about 3,000 ft along strike by 550 ft wide (QP’s field estimate), are north-northeast striking, and characterized as hydrothermally altered, quartz-feldspar porphyry intrusions cutting a fine grained, chlorite-rich phyllite, graphitic schist, and calc-schist horizon. This host rock was originally mapped as the ‘Cleary Sequence’ by Robinson et al. (1990) and later correlated by Newberry and Bundtzen (1996) with the ‘Fairbanks Schist’.

10.3 Origin of exploration information

Most of the exploration information has been collected by Silverado’s operator. The exploration work on the Eagle Creek property from 1976 to 1990 was carried out by the contractor for Silverado. The contractor, as Silverado’s operator, conducted drill, trench, and ground-based geophysical programs during several campaigns, ending in 1997. Exploration data acquired and examined by the QP was sourced either from Silverado private reports of those of joint venture partners.

The QP examined unpublished PDUS exploration documents, but did not use them in this report as exploration was largely conducted on claims no longer controlled by Silverado.

Two government-sponsored projects produced geologic mapping, surface sampling and geophysical investigations. In 1981 and 1982, the Alaska Division of Geological and Geophysical Surveys (ADGGS), with the Mineral Industry Research Laboratory at University of Alaska-Fairbanks, conducted mapping, and surface sampling in the Fairbanks district. Sixty surface samples were collected on the Eagle Creek property (Albanese, 1982). The Scrafford antimony deposit was mapped at a scale of 1:120 and 15 channel samples of mineralized zones were collected (Robinson and Bundtzen, 1982). In 1995 and 1996, Alaska Division of Geological and Geophysical Surveys, in another joint project with UAF, conducted an airborne EM geophysical survey and updated the geologic map, new isotopic age dates for intrusive rocks, and some expanded petrology studies (Newberry, Bundtzen, et al., 1996; Joy, 1996; McConnell, 1995). These data sources have been used by Silverado and joint venture partnerships during exploration of the Ester Dome and Eagle Creek areas.

11 Drilling

A total of 63,749 ft of surface and underground diamond drilling and 58,396 ft of rotary drilling have been completed on Silverado’s Ester Dome properties. Of this, 37,348 ft of diamond core drilling and 28,586 ft of rotary drilling or 55.6% of the total 118,405 ftof drill footage for both diamond core and rotary methods tested the O’Dea and Irishman vein-fault gold deposits. About 9,066 ft of diamond drilling tested the Ethel-Elmes deposit (after cessation of mining in 1989), and 25,260 ft of combined rotary and diamond core drilling have evaluated the St. Paul-Barelka vein-fault structure. On the Eagle Creek claim group, a total of 1,262 split core and 1,203 reverse circulation drill samples were analyzed from 11,687 ft of drilling in 15 diamond core drill holes and 14 reverse circulation drill holes. The following describes the nature of several drill campaigns and their results.

In 1984, the GMPJV initiated a $1.9 million, two-phase exploration drill program to evaluate the O’Dea vein-fault deposit (Bundtzen et al., 1986). By mid-1986 the GMPJV completed a surface rotary drill program that totalled 17,738 ft and a surface diamond drilling program that totalled 14,844 ft. The surface diamond drill program included 28 core holes that intersected the O’Dea vein fault beneath the 200 ft level to maximum depths of approximately 1,000 ft below the surface (Figure 11.1) .

During the summer of 1987, Silverado completed infill geophysics and a 9,200 ft, 74 hole, rotary drill program that defined the Elmes and Ethel vein-fault structure. Of these, 37 holes evaluated the Ethel zone and 15 evaluated the Elmes zone. For clarification, the Elmes deposit is 1,500 ft in length but on strike with the Ethel deposit, and both are believed by Silverado to be the same vein-fault deposit. The results of the exploration work on the Ethel-Elmes vein fault indicated that Silverado had found a surface-mineable ore body.

During 1990 to 1991, ACNC, operator of the EDJV, completed 17,432 ft of diamond drilling in 38 surface holes during its first year in an effort to test both the O’Dea-Irishman (Grant Mine) and Ethel-Elmes properties (Hunter, 1992). Of this 10,097 ft in 10 holes tested the Grant mine and 7,335 ft in 13 holes tested the Ethel-Elmes property.

All drill campaigns were focussed on structurally controlled mineral deposits. As such, azimuths of drills were directed to intersect the structures at roughly perpendicular to the strike of the structures. In addition all collars were located in such a way as to intersect the structures perpendicular to dip so as intersect approximate true widths of the mineralized zones.

Figure 11.1: Long section of Grant Mine showing drillholes

20800 N
20000 N
10000 N
UTM (EASTING)
UTM (NORTHING)
78000 E
79000 E
80000 E
80000 E
O'DEA WEST VEIN (PROJECTED TO THE SURFACE)
O'DEA NORTH VEIN
ROGER VEIN
POSSIBLE EXTENSION OF OLD IRISHMAN VEIN
BURGRAF VEIN
68
78
1) Aux. Living Conditions
2) Crusher Building
3) Fine Ore Storage
4) Mill Building
5) Fuel Storage
6) Mine Dry
7) Office
8) Head Frame
9) Hoist
10) Warehouse
11) Shop
12) Storage
GRID NORTH
TRUE NORTH
MAGNETIC NORTH
45°
27°
Inferred surface projection of high-angle fault from Bundtzen and Kline (1981)
Approximate surface projection of selected mineralized structures
Silverado Drill Holes
ACNC Drill Holes
Roads
Buildings

During the drilling campaigns of Silverado and ACNC at the Grant Mine, all drill holes were oriented to intersect the south dipping O’Dea Vein with drill holes inclined at an angle of 50° north. Because the average dip of the O’Dea Vein is about 47°, the drill intercepts in most drilling encountered, with minor trigometric adjustments, a true width of the mineralized zone.

ACNC tested the Ethel-Elmes vein-fault, which had been previously mined by Silverado using open-cut methods in 1988. Drill holes #80111 and #80125, which were collared to test Ethel-Elmes deposit, encountered increasing deformation at depth, and intersected a previously unrecognized shear zone referred to by ACNC geologists as the “Blind Breccia”. Drill holes #80111 and #80125 intercepted 80 ft to 120 ft of fault gouge and clay-altered quartz-sulfide mineralization beginning at 497 ft and 693 ft depths, respectively (ACNC, 1992). Overall grades of drill holes #80111 and #80125 in the two thickened zones of shearing and alteration yielded 0.064 oz/ton Au over 63 ft and 0.084 oz/ton Au over 100 ft respectively and included 0.232 oz/ton Au over 7.0 ft and 0.163 oz/ton Au over 26.4 ft respectively. Two additional drill holes (#80134, #80136) drilled in 1991 failed to confirm high auriferous grades at depth, but examination of ACNC drill logs suggests that these drill holes may have been discontinued.

ACNC’s major focus of exploration during both 1991 and 1992 was the evaluation of the O’Dea vein-fault zone (Hunter et al., 1992). Ten drill holes totalling 10,097 ft explored the O’Dea vein-fault in 1991, and 15 drill holes and fourteen wedge-cuts totalling 10,399 ft tested the O’Dea vein-fault in 1992. The large HQ core size (2.5 inches in diameter) was selected by ACNC because of the fragile, breccia-gouge nature of the O’Dea target zone. Core recovery for ACNC averaged 93%, compared to 64% experienced by previous drill operators on the O’Dea zone.

In 1991, ACNC drilled the O’Dea vein-fault on 200 ft centres along a strike of 900 ft, with step-out drilling tests in both northeast and southwest directions for an additional 1,500 ft of strike. The O’Dea structure was consistently intersected at the 550 ft level, about 350 ft vertically below the main 200 ft haulage level of the Grant Mine underground workings. This is referred to as the Core Zone by ACNC geologists and in subsequent Silverado reports. ACNC geologists found that the mineralized fault structure varies in thickness and grade owing to the braided nature of the fault. This Core Zone, which is defined by 23 Silverado and ACNC drill holes, ranges from 7.7 ft to 21.0 ft thick (average 8.9 ft thick) and grades ranging from 0.225 oz/ton Au to 0.613 oz/ton Au (average 0.336 oz/ton Au). The better drill results were obtained in drill holes #80112a, #80112b, #80120b, #80122a, and #80128. According to ACNC (1992), “the O’Dea appears to thin to the northeast and southwest away from the Core Zone, but remains open and is high grade”. Drill holes 80130, 801132, and 89128 tested the Core Zone at depth, but couldn’t document high grade gold mineralization beyond the 850 ft level. Drill hole #80130 did intersect erratic high grade mineralization at the 850 level that assayed 0.733 oz/ton Au, however, additional wedge-cuts could not confirm grade or thickness continuity. Drill hole #80154 stepped out to the southwest to see if there were any latter extensions of the Core Zone in that direction. This hole intercepted a 20.0 ft thick (true-width) zone that averaged 0.070 oz/ton Au, which although not high grade, might indicate potential for thickened zones of auriferous mineralization.

ACNC’s 1992 drilling program at the Grant Mine was mainly designed to step out laterally from the Core Zone area and test an ore shoot at the 300 ft level or 100 ft below the main haul level of the Grant Mine. The first three holes (#80133, 80135, and 80137), which stepped out at 440 ft intervals in a southwest direction down the rake of the O’Dea vein-fault, encountered a structurally complex zone. ACNC interpreted this zone to be a thrust fault system that appears to offset the O’Dea zone in a complex manor. This thrust fault system could be part of the same complex deformational zone that was observed during the 1985 mining operations in the O’Dea vein-fault at the 200 ft level, which caused grade dilution problems. Mineralized zones ranged from 0.102 oz/ton Au to 0.286 oz/ton Au over 3.1 ft to 5.0 ft widths, however, drill hole #80139, which was collared to intercept the deformed area, intersected a quartz-sulfide vein-fault that contained 0.270 oz/ton Au over a true thickness of 9.0 ft. Drill hole #80146 was collared to test the down-dip of mineralization encountered in #80139 to the 600 ft level, but intersected a fault zone, which apparently offsets the O’Dea fault in an unknown direction.

The QP concludes that ACNC completed a systematic, defendable, resource investigation for the O’Dea vein-fault and corroborated the previous Silverado drill results that outlined a high grade resource in the main Core Zone. The drilling of the O’Dea-Irishman system confirmed the previous Silverado and GMPJV drilling that the auriferous O’Dea vein-fault occurs in widths of up to 25 ft and along a strike length of 2,500 ft, and to depths of 900 ft below the surface head frame. Use of HQ core by ACNC improved core recovery, and resulted in a better understanding of grade control and structural complexities.

The QP does not think that the Core Zone is completely closed off. One or more drill holes should explore the 550 ft to 850 ft levels of the O’Dea structure between drill holes #80128 and #80154, both drill holes yielded encouraging results. In addition, two or more drill holes should be collared to test the 450 ft to 550 ft levels below drill holes #80139 and #80135. Finally several more drill holes should be completed to tighten up the grade and thickness estimates present in the Core Zone itself.

During 1991 to 1992, ACNC completed nine diamond core and three rotary drill holes totalling 6,060 ft to assess the St. Paul-Barelka vein-fault deposit. Their work confirmed that the St. Paul-Barelka structure contained significant widths of mineralization (up to 35 ft that averaged 0.15 oz/ton Au) that needed further exploratory investigations.

Table 11.1 summarizes the amount of drilling conducted by ACNC by property on Ester Dome . When the EDJV was finally terminated at the end of 1992, ACNC had completed 45,163 ft of drilling in 71 surface diamond core and three reverse circulation holes. The drilling program tested the O’Dea-Irishman vein-fault system, the Ethel-Elmes system, and other geochemical and geophysical targets. In total, two wedge-shaped drill cuts were made through the O’Dea target zone, which utilized window wedges oriented east and west of the primary holes. Because the EDJV could not identify additional auriferous vein-faults of the same size as the O’Dea, in or near the Grant Mine area, ACNC concluded that the target size was too small for their corporate objectives and withdrew from the joint venture.

Table 11.1: Summary of EDJV drilling, 1990 to 1992
Zone	Drill holes	Drilling (ft)	Contractor	Hole size
O’Dea	25	20,499	Boart-Longyear	HQ, NQ
Ethel-Elmes	16	9,066	Boart-Longyear	HQ, NQ
St. Paul/Barelka	9	4,650	Boart-Longyear; SAI	HQ, BDBGM
St. Paul/Barelka	3	1,410	Dateline	4.5 in RVC
Various	18	9,538	Various	Various
Total	71	45,163

The St. Paul Barelka property had been explored intermittently by Silverado and joint venture partners since 1981 (Figure 11.2) . In 1995, 15 drill hole logs submitted to Silverado by ACNC at the termination of the Ester Dome Joint Venture were re-logged, and put into the TECHBASE TM software computer format (Gordon House, pers. comm., 2004). Much of the exploration work was designed as infill drilling for future exploration at the St. Paul-Barelka property. During 1996 to 1997, Silverado, through its contractor, completed a significant surface exploration at the St. Paul-Barelka property. This work, which consisted of 19,200 ft of rotary drilling in 91 drill holes, and 10,000 ft of trenching, confirmed that the St. Paul-Barelka shear structure is a significant, auriferous mineralized structure of considerable width and strike length.

Figure 11.2: Drilling and trenching locations, St Paul-Barelka

In 1988, Silverado drilled 15 shallow percussion drill holes into the Scrafford antimony-gold mineralized area and into mineralized sills to the west. Silverado was attempting to identify a shallow, surface mineable resource on the claim group.

During 1992 to 1993, ACNC drill-tested a number of targets in the Eagle Creek claim group. The first phase drill holes were collared on the basis of soil, rock-chip and geophysical investigations. A mixture of rotary and diamond drill core tested eight targets with 11,297 ft of drilling in 28 drill holes (Table 11.2)

Because of the new intrusive-hosted gold model that was recognized at the Fort Knox discovery in the late 1980s and early 1990s, ACNC’s exploration target was an intrusion-hosted gold deposit. ACNC focused much of their efforts on the same large, sulfide-bearing, shallow intrusion in the northwest portion of the study area that had been previously identified as a target by Silverado’s exploration work, and on other sill-form intrusions exposed either on the surface or in subsurface on the claim block. Drill intercepts in the NW area mineralized intrusion returned values ranging from 0.007 oz/ton to 0.068 oz/ton Au, with an arithmetic mean of 0.034 oz/ton Au. When the sills were determined to be thin or discontinuous, ACNC lost interest.

The QP believes that the past productive, schist-hosted, Scrafford antimony-arsenic-gold vein-fault deposit is the most attractive exploration target on the property. ACNC tested the Scrafford deposit with only one diamond core drill hole, equipped with a large diameter HQ core barrel. The drill result from DDH #83518 was 0.107 oz/ton Au over 19.0 ft true thickness (the best drill-indicated gold grade known in the Eagle Creek property), and a surface channel sample which yielded 0.112 oz/ton Au over 30.0 ft. This drill hole yielded and confirmed the elevated gold grades observed in surface sample collected by previous workers. The two reverse circulation holes that attempted to test the Scrafford deposit in 1993 did not accurately determine mineral grades due to loss of materials and high water flows, and one of the drill holes was abandoned (ACNC, 1994).

The Redline target, which is located about 2,500 ft west of Eagle Creek, may be a western extension of the Scrafford vein-fault, as evidenced by:

  Its fault-line projection to the Scrafford mine;

  Similar schist sections in both areas; and

  A promising gold grade (0.09 oz/ton Au over 30.0 ft).

The total lateral distance of the Scrafford vein-fault system as measured from the East Scrafford sill to the Redline zone is approximately 7,500 ft.

In 1982, the QP observed an old trench exposed about 600 ft east of the East Scrafford sill as defined by ACNC. The trench exposes the 75 ft thick, east-west-trending, south-dipping, Scrafford shear zone with quartz-sulfide veining, thus adding to the overall estimated strike length. Other schist-hosted gold deposits of note in the Fairbanks district include the True North antimony-gold-arsenic deposit, which is 6 mi to the east of the Scrafford deposit. The Scrafford deposit is more-or-less on strike with the ‘flowered’, high angle fault structure that controls the True North mineral system.

In summary, the main Scrafford antimony-gold target remains largely untested by a modern drilling program. Because the detailed characterization of the mineralization remain enigmatic, future drilling programs should start with large diameter core (2.5 inches in diameter) if possible.

Table 11.2: Exploration target summary for Eagle Creek

Target number	Drill holes	Drilling (ft)	Drill type	Description

1 (1505N)	10	3,583	DDH and	Test of large felsic intrusive in NW corner of claim block;
			RCV	large 3,500 by 1,500 ft arsenic-gold-antimony in soils;
				5.0 ft trench samples yield up to 0.116 oz/ton Au; DDH
				#83511-; 0.033 oz/ton Au over 59.4 ft; DDH 83515;
				0.064 oz/ton Au, 10.8 ft.

2 (1517N)	7	2,884	DDH	Test of 140 ft thick felsic sill east of target #1; DDH
				80141—0.040 oz/ton Au over 15.8 ft.

3 (Scrafford)	3	1,295	DDH and	Test of Scrafford vein-fault; DDH 83518—
			RCV	0.107 oz/ton Au over 19.0 ft; surface samples--
				0.110 oz/ton Au over 30.0 ft.

4 (East Scrafford	2	300	RCV	Test of 30 ft thick sill; RCV 83544—0.029 oz/ton Au over
Sill)				40.0 ft.

5 (East Gate)	3	2,335	RCV	Lead-bismuth-polymetallic soil anomalies with scorodite-
				stained schist suggest nearby intrusion; Surface samples
				of quartz-sulfide materials yield up to 0.55 oz/ton Au;
				RCV 83546—0.029 oz/ton Au over 10.0 ft.

6 (Redline)	1	300	RCV	Target was thin, low angle felsic sill; RCV 83549—
				0.09 oz/ton Au over 30.0 ft—may be western extension
				of Scrafford.

7 (No. 2 Vein	1	300	RCV	RCV 83542 intersects limonitic footwall with
				0.06 oz/ton Au over 5.0 ft; otherwise un-mineralized

8 (Wildcat)	1	300	RCV	400 ft wide zone of anomalous gold-arsenic-antimony in
				soils; 95 ft of quartz-vein rich schist with 100-415 ppb
				gold.

Total	28	11,297

Notes:
- DDH=diamond core drill hole; RCV=reverse circulation drill hole

12 Sampling method and approach

Owing to the 27 year history of exploration activities on Ester Dome and in the Eagle Creek claim group, Silverado and joint venture operators have deployed a wide variety of sampling methods and approaches during exploration, development and production activities on their properties. The methods include diamond core, rotary, and percussion drilling, trenching, and soil rock, stream sediment, and pan concentrate surface sampling programs. For most of the diamond core drilling, NQ core size (2.0 inches in diameter) was used. ACNC used the larger HQ diameter core (2.5 inches in diameter) on Ester Dome. During surface and underground sampling programs, standard sampling procedures widely adopted in the industry were used. RC drill programs utilized 8 in diameter drill barrels.

Soil sample grids were designed with 200 foot intervals for most of the ester Dome and eagle Creek survey areas. Some wider intervals were used around the fringes of these areas. Soil samples in much of the Fairbanks district are affected by the presence of extensive, often thick deposits (up to 75 ft deep), of wind-blown loess. Because of this, soil samplers have to penetrate through this layer to intersect soils derived from decomposed bedrock in the ‘B’ and ‘C’ horizons. This was accomplished through the use of track-mounted, auger power drills capable of penetrating up to 45 ft of loess cap materials. The loess cap on higher levels of Ester Dome and at Eagle Creek areas are much thinner, at 10 ft to 20 ft, which allows for collection by smaller auger drills and sometimes by shovels. Exceptionally thick loess sections and other geological factors placed some limits on acquisition of a systematic grid, especially on the southeast flank of Ester Dome. Soil samples were collected along north-south and east-west lines on both Ester Dome and at Eagle Creek, depending on the presumed orientation of mineralization (Huffman, 1991; Dashevsky and Rush, 1994). For example, because of the strong east-west trend of mineralization at Eagle Creek, north-south lines were constructed. At Eagle Creek, 100 ft sample intervals were the norm although 600 ft sample intervals were used during step-out reconnaissance coverage. Slim-hole shovels were used to retrieve soil samples beneath loess cover to depths of 4.5 ft. Pipe sample tools made from split sets were deployed to retrieve uncontaminated, intact soil samples from beneath loess blankets to depths of up to 9 ft. A track-mounted, 6 in auger drill was used in portions of both Ester Dome and at Eagle Creek, where the loess blanket exceeded 10 ft in depth.

The QP did not verify all soil program information, but is reasonably assured from reports by ACNC (Hoffman, 1991; Dashevsky and Rush, 1994) that sampling methods were thorough and well thought out. It is estimated that 90% of the Silverado properties in the Fairbanks district have been covered by company soil sampling programs (Murton, 2004).

Anomalous metal-in-soil values can lead to follow-up work in the form of trenching and drilling. The Ethel-Elmes, St. Paul-Barelka, and Solomon Shear targets were all initially found by soil samples, augmented by several types of geophysical anomalies as summarized in previous chapters of this report.

Stream sediment samples were collected on 100 ft elevation increments along all streams draining the Eagle Creek area, and a few control samples were collected sporadically in the Ester Dome area. An estimated 125 samples were collected in the Eagle Creek area. Because most of the streams draining Ester Dome were either perennial in nature and without water or suffered from artificial modifications, a stream sediment sampling program was not attempted there.

Trenches were almost always cut perpendicular to the northeast strikes of all of the prospects investigated. Judging from discussions with CPG Edward Armstrong and PE Wayne Murton, who supervised the programs during the 1980s, the sampling teams carefully sampled zones and dropped materials on plastic sheets to avoid contamination. All samples were designated as ‘channels’, which attempted to obtain accurate assay information over a 5.0 ft measured sample interval. Sample bags were pre-numbered and laid out along the length of the trench. Sample weights for all trench samples were recorded with the optimal sample weight designated at 5 kg for continuity (Ed Armstong, pers. comm., 2004).

Drill hole core was sampled as continuous half splits within intrusive lithologies and shear zones, and more selectively in schist formations. Core size was nearly all HQ, after it was determined that core recovery was higher in HQ versus NQ diameter drill holes.

Sampling from the reverse circulation drill holes was continuous in 5.0 ft intervals from the base of overburden to the last sample at the bottom of the hole. Under dry conditions, samples were collected as one-eighth splits beneath a three-tier Riffle SplitterTM. When drilling RC holes with water injection, samples were cut to one-twelfth splits through a rotary wet splitter. Nominal one-quarter splits of the oversize rejects were retained and archived at the core shack on Ester Dome.

Some core recovery problems occurred during drill programs at the Grant Mine. Silverado drill programs, which deployed NQ size core, only managed 64% recovery on the O’Dea vein-fault deposit, owing to the sheared and crushed nature of the auriferous shear zone. By deploying a larger diameter HQ core, ACNC managed to achieve a 93% core recovery.

The QP can attest to the general quality of existing drill core from visits on November 11, 2004, December 6, 2004 and May 14, 2008. The core is stored in a secure inside location on Ester Dome northwest of the office complex. The QP also viewed splits from rotary drill programs that took place on Ester Dome or Eagle Creek properties in the storage facility on Ester Dome. However, only about half of the splits were located on November 11, 2004.

Table 12.1 illustrates some of the more significant sample intervals encountered during the 1991, 1992, and 1993 core drilling programs carried out by ACNC on Silverado’s Ester Dome and Eagle Creek properties.

Table 12.1: Selected drill hole intersections for Ester Dome and Eagle Creek
Property	Drill hole	From (ft)	To (ft)	Width (ft)	Grade (oz/ton Au)(1)	Description (2)
Ethel-Elmes	80111	497.0	560.0	63.0	0.064	Top of ‘Blind Breccia’, a quartz-sulfide fault zone
Ethel-Elmes	Including	522.0	529.0	7.0	0.232	Quartz vein breccias
Ethel-Elmes	80125	693.0	793.0	100.0	0.084	Base of Blind Breccia’, a quartz-sulfide fault zone
Ethel-Elmes	Including	722.6	748.8	26.4	0.163	Quartz vein breccias
Ethel-Elmes	80113	168.5	190.0	21.5	0.101	Quartz vein breccias
Ethel-Elmes	Including	187.0	190.0	3.0	0.293	Quartz vein breccias
Ethel-Elmes	80124	165.2	178.4	13.2	0.074	Shallow portion of Ethel Elmes in ‘B’ polygon
Ethel-Elmes	80124	223.2	225.0	1.8	1.892	Shallow portion of Ethel Elmes in ‘B’ polygon
Ethel-Elmes	80013	184.2	192.2	8.0	0.451	Massive quartz sulfide vein in brecciated zone; part of A
						polygon
O’Dea-Grant	80112	594.0	609.6	15.6	0.435	Core Zone; in I and J polygons
O’Dea-Grant	80122	601.0	608.5	7.5	0.613	O’Dea blow-out Core Zone, I and J polygons
O’Dea-Grant	84D21	822.0	844.0	20.0	0.339	O’Dea blow-out Core Zone, I and J polygons

O’Dea-Grant	80120	589.0	614.1	25.1	0.495	O’Dea blow-out Core Zone, I and J polygons

O’Dea-Grant	Including	589.0	595.0	6.0	1.693	O’Dea blow-out Core Zone, I and J polygons
O’Dea-Grant	80128	154.2	159.0	4.8	0.837	O’Dea blow-out Core Zone, I and J polygons
O’Dea-Grant	80130	352.2	353.4	1.2	0.733	O’Dea blow-out Core Zone, I and J polygons
O’Dea-Grant	80131	193.8	195.0	1.2	0.654	O’Dea blow-out Core Zone, I and J polygons

O’Dea-Grant	80139	312.0	335.0	23.0	0.131	Southwest limit of ‘O’Dea, in but Isolated from ‘B’
						polygon
O’Dea-Grant	Including	312.0	321.0	9.0	0.270	Southwest limit of ‘O’Dea, in but Isolated from ‘B’
						polygon
O’Dea-Grant	84D06	801.2	820.1	18.9	0.523	Thickest and richest portion of Core Zone, I and J
						polygons
O’Dea-Grant	84R-5F	122.0	132.0	10.0	0.755	Southwest extension in B polygon; structurally complex

Property	Drill hole	From (ft)	To (ft)	Width (ft)	Grade (oz/ton Au)(1)	Description (2)
St. Paul-Barelka	SP96-210	274.0	311.0	37.0	0.164	Middle portion of quartz-sulfide shear zone
St. Paul-Barelka	80151	130.0	136.0	6.0	0.066	Upper portion of quartz-sulfide shear zone
Scrafford	83518	375.0	394.0	19.0	0.112	Through main Scafford zone with semi-massive stibnite;
						accurate Sb not ascertained

Notes:
(1) All assays are metallic screened assays
(2) Polygon reference are those resource areas described by Bundtzen (2004)

13 Sample preparation, analyses, and security

13.1 Independence of sample preparation and analysis

To the QP’s knowledge, all sample preparation from both lode and placer mineral exploration programs at on Ester Dome was conducted by professional geologists employed by the firm. All work completed on behalf of Silverado was completed by or under the supervision of their professional contractors. ACNC deployed their own professional staff and professional contractors to carry out their programs.

13.2 Sample preparation and analytical procedures

Two ISO-Certified commercial laboratories analyzed most of the samples collected on Silverado’s Alaska mineral properties. From the examination of many sample records, the QP believes that the preferred lab for Silverado’s contractors has been ACME Analytical Laboratories (ACME) of Vancouver, British Columbia. ACNC and other joint venture partners used Chemex Labs, Inc., (Chemex) also of Vancouver, British Columbia. Both labs produce a coarse split from which a finely grinded material is analyzed. Both the remaining amount of material that was analyzed and the ‘coarse reject’ is stored by the laboratories for possible re-analysis.

During 1987-1989, Silverado did use an assay facility at the Grant Mine, which was operated by a Silverado employee during the active mine development stage (1987 to 1989). The QP does not know if the employee is a certified assayer, but he was later employed as a senior gold assayer for the Fort Knox gold mine northeast of Fairbanks. Check samples, in the form of prepared standards, were regularly sent to Chemex or ACME. ACNC obtained 29 or 32 elemental ICP analyses for all of their samples, but Silverado’s contractor usually obtained fewer sample results, generally the precious metals and five or six selected base metals. In this manner, discrepancies can be transmitted to laboratory and corrections can be implemented. According to Murton (2004), who reviewed the quality of the laboratory work during the 1980s, comparable sample results were obtained from check labs.

Some specialized sampling procedures had to be adopted because of the presence of coarse gold in the lodes of the Fairbanks district Surface trench samples and drill core underwent 'metallic fire assay' analyses. For this method, a pulverized sample is classified with a 100 mesh screen, with +100 mesh fraction being fired to obliteration in a fire assay and the -100 mesh fraction undergoing a standard fire assay. Results from the two assays are averaged, which generally results in a much more accurate analyses. This procedure involves significant extra analytical and processing expenses, but usually results in more accurate gold (and silver) analyses.

13.3 Quality control and quality assurance

For lode exploration data, core is cut with a diamond saw and half of the core is put into sample bags for shipment to the selected assay facility. The other half of the core is retained at the Grant Mine storage facility. Core recovery is checked in every box coming off the drill rig. Although the sample density varied, both Silverado’s exploration contractor and ACNC sent a sample standard for every 20 submitted samples and a duplicate every 30 sample intervals. For trench samples, the sample is not split, but both standards and blanks are inserted in the same manner as the core samples. The QP is satisfied that adequate QAQC procedures were being adhered to for Silverado’s exploration program on Ester Dome and in the Eagle Creek area.

Samples were segregated and boxed under normal security conditions. Prior to submission to the commercial laboratories, the samples stored in a locked facility at the Grant Mine site. No splitting of samples headed to the laboratory took place. No person other than authorized contractors had access either to the samples or sample results.

13.4 Adequacy of sample preparation and selected analytical packages

The QP believes that Silverado employees have competently prepared placer samples for obtaining gold values in concentrates, rock, soil and core samples for shipment to commercial laboratories. The QP has reviewed sampling procedures and QAQC issues since 2004. During the early to mid 1980s, Wayne Murton (PE) was responsible for oversight for sample collections security, shipment, and analytical procedures. In subsequent years, Edward Armstrong, CPG managed the exploration programs. Knowing both individuals, the QP is of the opinion that adequate procedures were followed and that results are accepted as true. During the 1991 to 1993 programs on Ester Dome and at Eagle Creek ACNC employed qualified professional staff to oversee sample preparation and the results appear to be genuine and valid.

14 Data verification

14.1 Quality assurance and quality control

The QP did not observe firsthand QAQC procedures carried out by Silverado contractors as most of this work was completed prior to 1997. The QP inspected Silverado records, interviewed Silverado contractors, and reviewed the conclusions of Murton (2004). The QP believes that adequate QAQC procedures were being carried out for the Silverado exploration program.

14.2 Data verification by qualified person

The QP did not take duplicate samples on either the Ester Dome or Eagle Creek properties. Assay results taken by the QP (Robinson and Bundtzen, 1982) from the footwall zone of the Scrafford antimony gold deposit in 1982 are comparable to those reported by ACNC from their trench sampling of the footwall zone, which contained up to 0.162 oz/ton gold and 45.0 percent antimony.

In early October, 1994, the QP inspected an ACNC trench-cut, prior to being in-filled by reclamation, in the northwest corner of the Eagle Creek property. The trench exposed an elongate, 2,300 ft long sill-form intrusion with a distinctive argillic alteration present throughout the intrusive mass and well expressed near plutonic margins. Rosettes of stibnite and disseminated arsenopyrite were found within quartz cavities and stockwork quartz veins in the intrusion, but in discontinuous clusters. Two of the QP’s grab samples of sulfide-bearing material contained 0.024 to 0.054 oz/ton gold, 6.02 oz/ton to 7.00 oz/ton Ag, greater than 2,000 ppm Sb, and 875 ppm to 1,000 ppm As (samples 94BT36B and 94BT36A, respectively). The QP did not estimate the size of the mineralized zones encountered in the trench-cut. These analytical results are comparable to trenched assay values reported by ACNC that average about 0.0435 oz/ton Au. The QP, however, cannot say that his sample locations correspond directly to channels taken by ACNC.

After reviewing a large body of exploration data, the QP accepts the authenticity of the results presented by contractors to Silverado. The general consistency of data present from both the Ester Dome and Eagle Creek properties suggests that analytical results are valid.

14.3 Exploration data limitations

Silverado analyzed only for gold plus six additional elements: copper, lead, zinc, silver, antimony, and bismuth. The overall ACNC database is more complete, which provides a multi-elemental picture for the mineralized areas and alteration signatures for the Ester Dome and Eagle Creek properties. The QP could not find ‘over limit’ assay data for antimony at the Eagle Creek property.

The overall data package is extensive. The soil grid is one of the best the QP has seen for properties of this type in Interior Alaska. The results obtained by ACNC should provide valuable guides for future exploration by Silverado or successors on the Ester Dome and Eagle Creek properties.

15 Adjacent properties

Immediately south of the Grant Mine, the major deposit within the Ester Dome land package, is the Ryan Lode. This deposit had been explored since the 1940s, and from 1985 to 1989 Citigold Alaska Inc. surface mined about 320,000 ton of ore. The ores were treated on several pads with cyanide solution extraction technologies know in the industry as ‘heap leaching’. About 30,000 oz of low fineness gold bullion were recovered. In the last year of production, about 13,100 oz of Dore bullion were poured, which contained 7,400 oz Au and 5,700 oz Ag. (Bundtzen et al., 1990). Over the years, the Ryan Lode and Curlew deposits have been extensively explored by other companies with the intention of bringing them into production. Despite the postulated structural relationship between the Ryan Lode-Curlew and the O’Dea vein-fault, the information for the Ryan Lode-Curlew deposits are not necessarily indicative of mineralization within Silverado properties on Ester Dome.

The Fort Knox bulk-mineable gold deposit was discovered in 1984. By 1992, Amax Gold Inc. acquired the property and formed the subsidiary Fairbanks Gold Mining Inc. to develop and mine the deposit (Bakke, 1995).

The True North gold-antimony deposit lies approximately 3 mi due east of the Eagle Creek property and the QP has postulated that both occur within the same east-west-striking, high angle structural zone True North yielded gold between 2001 to 2004 (Hughes and Szumigala (2006). Despite the postulated structural relationship between the Scrafford antimony-gold deposit and the True North antimony-gold deposit, the reserve information for True North deposit cannot be considered indicative of the volume of mineralization in the adjacent Eagle Creek property area.

16 Mineral processing and metallurgical testing

From 1978 to 1989, there have been three different periods in which gold mining and processing took place. The initial milling and testing work was completed in the period 1980 to 1981. A portable pilot mill was fabricated in Arizona and arrived on the property on July 14, 1980, and was operating on July 16. Prior to this, a ‘chipmunk crusher’ and lab-scale pulverizer were on the property to process hardrock bulk samples from the O’Dea 200 ft drift for panning and weighing samples which contained free gold. The mill initially operated at a rate of 1 ton of ore per hour or 20 ton/day (twenty hours per day). From July 16h to September 1, 1980, the pilot mill processed 400 ton of O’Dea ore at an average head grade of 0.349 oz/ton Au and produced about 108.8 oz Au., or at a mill recovery of 78% (Murton,1980). Daily gold recoveries were estimated to vary from 52% to 90%.

In 1984, when Aurex became involved with the Grant Mine Project Joint Venture, a decision was made to construct a 230 ton/day gravity and cyanide mill to treat the reserves identified by Silverado in the O’Dea vein-fault structure. The mill was constructed following a flow sheet and concepts originally proposed by Conwell (1982), and refined by Bacon (1984 a, b) and finalized by Mellis Consulting Engineers Ltd (Mellis, 1984). The metallurgical work that Mellis began in mid-1984 consisted of several components:

  Modelling of a crushing facility with selected high grade ore and Grant Mine water;

  Gravity concentration studies using a jig and Grant Mine waters;

  Flotation concentration studies using various flotation reagents;

  Cyanide concentration studies; and

  Thiourea leaching.

Mellis concluded that either gravity-plus-flotation or gravity-plus-cyanide vat-leach circuits would work for recovery of gold from Grant ore, but more by-product silver would be recovered with application of cyanide (Table 16.1) .

Table 16.1: Grant Mill metallurgical test results, 1984
Method	Gravity plus flotation	Gravity plus cyanide vat-leach
Gravity concentration	60% gold recovery; 15.0-17.0%	60.0% gold recovery; 15.0-17.0% silver
	silver recovery	recovery
Flotation concentration	90.0-91.0% gold recovery; 66.0-	NA
68.0% silver recovery
Cyanidation recovery	NA	94.0% gold recovery; 78.0% silver
recovery
Overall recovery results	96.0-98.0% gold recovery; 71.0-	97.6-98.5% gold recovery; 81.3 to
	73.0% silver recovery	81.7% silver recovery

After the decision was made to design a mill using gravity and cyanide vat-leach-circuits, construction was initiated in 1985 at a cost $3 million, including power plant and tailings pond facilities. Figure 16.1 provides a simplified flow sheet for the Grant Mill. On October 20, 1985, the mine and mill facility was opened, and designed with two, 115 ton/day ball mills.

In total, from October 25, 1985 to January 21, 1986, the GMPJV mined 7,096 ton of ore, which recovered 1,533 oz Au and 2,315 oz of by-product silver (Armstrong, 2004). The mine suspended operations in January 1986, because of less than predicted head grades delivered to the Grant Mill. In the 1985 to 1986 mine plan, the GMPJV assumed that mill feed for the operation would average 0.50 oz/ton Au. The recovered grades actually averaged 0.216 oz/ton Au or less than half of what had been anticipated.

The mixing of various types of high and low grade ore posed significant challenges to the Grant Mine mill staff, but by the end of the cycle, Silverado had successfully blended ore. Gold recovery improved from 58% in December of 1987, at the beginning of the milling operation, to 98% in February of 1989, when the mill was de-commissioned, and averaged 85% during the 15 month production cycle. During May, 1988, and January, 1989, recovered grades actually exceeded head grades by about 12%.

The QP could not find specific information concerning monthly recovery of by-product silver, but found byproduct silver production statistics by mine source.

To the QP’s knowledge, Silverado has not completed any of their own metallurgical testing on mineralized samples from the Eagle Creek property. Prior to Silverado’s involvement, Manning and Tan (1970) and Tan

(1976) completed metallurgical studies for the last phase of stibnite mining and milling at the Scrafford property, and suggested that flotation cells could improve recovery.

17 Mineral resource and mineral reserve estimates

17.1 Summary

The mineral resource estimates for Silverado’s Ester Dome property are reported in Table 17.1 and Table 17.2. No resources have been estimated for the Eagle Creek property.

Table 17.1: Ester Dome mineral resources, effective July 11, 2008
Category	Cut-off grade (oz/ton Au)	Quantity (ton)	Grade (oz/ton Au)	Metal (oz Au)
Indicated	0.08	613,600	0.21	126,700
Inferred	0.04	2,553,400	0.08	214,100

Notes:
- Rounding may result in some discrepancies.
- No processing recovery factors have been applied to these resource figures.

Table 17.2: Ester Dome mineral resources by deposit, effective July 11, 2008
Deposit	Resource category	Cut-ff grade (oz/ton Au)	Quantity (ton)	Grade (oz/ton Au)	Metal (oz Au)
O’Dea-Grant	Indicated	0.08	342,000	0.303	103,630
St. Paul-Barelka	Indicated	0.08	271,600	0.085	23,070
Total Indicated	Indicated	0.08	613,600	0.207	126,700
O’Dea-Grant	Inferred	0.04	1,380,620	0.089	123,670
Ethel Elmes	Inferred	0.04	1,172,820	0.077	90,470
Total Inferred	Inferred	0.04	2,553,440	0.083	214,140

Notes:
- Rounding may result in some discrepancies.
- No processing recovery factors have been applied to these resource figures.

17.2 Disclosure

The mineral resource estimates reported in this section were prepared by Mr. Thomas K. Bundtzen, President of Pacific Rim Geological Consulting Inc. and AIPG Certified Professional Geologist. Mr. Bundtzen is the QP and is independent of Silverado as defined by NI 43-101.

There are no mineral reserves estimated for Silverado’s Ester Dome or Eagle Creek properties. Mineral Resources that are not mineral reserves do not have demonstrated economic viability.

In accordance with CIM Definition Standards (2005), a mineral resource may be sub-divided in order of increasing geological confidence, into Inferred, Indicated, and Measured categories. “Measured and Indicated mineral resources” are that part of a mineral resource for which quantity and grade can be estimated with a level of confidence sufficient to allow the application of technical and economic parameters to support mine planning and evaluation of the economic viability of the deposit. An “Inferred mineral resource” is that part of a mineral resource for which quantity and grade can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity (CIM, 2005).

17.3 Known issues that materially affect mineral resources

The QP is unaware of any issues that materially affect the mineral resource in a detrimental sense. This conclusion is based on discussions with Silverado, where it advised that:

  To the best of its knowledge, there are no known material exploration, legal, marketing, socio-economic, political, title, permitting, or taxation issues;

  To the best of its knowledge, apart from the usual environmental aspects that require consideration as part of any mineral exploration project, there are no known material specific environmental issues; and

  To the best of its knowledge, there are no known material mining, metallurgical, or infrastructure issues other than those discussed in this Technical Report.

17.4 Assumptions, methods, and parameters

The QP estimated mineral resources using the following steps:

  Examination of Silverado’s Ester Dome and Eagle Creek properties by the QP in 1980- 1982, during 1995, and 2004, and 2008;

  Database compilation and data validation;

  Geological interpretation and modelling;

  Compositing assay intervals to a common length;

  Determination of average material density for both lode and placer properties.

  Analysis of grade variability;

  Polygonal estimation of grade by the compositing of sample assay information taken within designated widths and lengths of mineralized zones;

  Assignment of appropriate cut-off grades, the lowest grade that can be mined economically;

  Classification of confidence in the estimates with respect to CIM (2005) guidelines; and

  Mineral resource tabulation and validation of the resource estimate.

17.5 Ester Dome properties

The QP has estimated indicated and inferred gold resources for selected properties on Ester Dome. A tonnage factor of 12.0 cubic feet per tone was used on all properties, which approximates a tonnage factor estimated given for low-sulfide gold-quartz deposits as reported by Peters (1978). Cut-off grades have been assigned for each category. The cut-off grade for the indicated resources of 0.08 oz/ton reflects, in the QP’s opinion, the potential economic factors encountered during underground mining of ores in past years. The cut-off grade of 0.04 oz/ton gold for inferred resources reflects the potential costs associated with surface mining methods, for the conditions of which the QP judges that all inferred resources occur. These grade estimates are similar to those used in mine modeling presented by the USBM (Hertzog and others, 1989).

17.5.1 O’Dea Vein

The Grant Mine has received the most attention of any Silverado property in Alaska, and, in the QP’s judgment, contains the best database from which resource estimates can be estimated. Information that has been factored into the assessment of the O’Dea vein-fault include:

  More than 7,500 ft of underground development work along the O’Dea structure, which resulted in an excellent understanding of the auriferous trends, and structural complexities of the O’Dea deposit;

  Past underground mining of the O’Dea vein-fault during three production periods, which allowed for accurate determination of gold and silver grades, mineralogical diversity, and metallurgical factors; and

  A systematic exploration program consisting of 37,348 ft of diamond core drilling and 28,586 ft of rotary drilling in 56 drill holes from 48 drill stations.

Drilling intercepted auriferous mineralization along 2,500 ft of mineralized strike length, and at depths ranging from 50 ft to 1,000 ft below the surface. Figure 17.1 shows a longitudinal section of the O’Dea Vein system and the drill hole intercepts used in the estimation.

Figure 17.1: Long section of O’Dea Vein with drill hole intercepts

Current Mill Building
Current Headframe
85R-54
85R-8
85R-7
85R-6
85R-5
80126
84R-48
84D-19
84R-5f
80148
80139
85R-52
80135
80133
84D-1
84D-9
80141
80142
80145
80137
84D-25
84D-28
84D-3
84D-20
84D-4
84D-7
84D-8
84D-2
80131
84D-26
84D-18
80122
80120
80112
80131(f)
80156
80146
84D-24
84D-6
80116
80128
84D-22
80154
84D-21
80130
65
80132
80138
80130(f)
80132(f)
84D-23
70
Potential low grade gold mineralization
Outline of high grade gold mineralization
78,000 E
79,000 E
80,000 E
1000'
800'
600'
400'
200'
Sea Level 00'
-200'
-400'
VERTICAL RANGE OF MINERALIZATION
UTM (NORTHING)
GRID NORTH
TRUE NORTH
45°
27°
MAGNETIC NORTH
Silverado drill holes
ACNC drill holes
Underground workings along O'Dea vein through 1986
70
Inferred dip of vein

The drilling programs resulted in the discovery of a significant zone gold enrichment ranging from 5.0 ft to 20.0 ft and averaging 9.7 ft true thickness and elongate and wedge shaped in cross section. This thickened auriferous zone, which is referred to as the ‘Core Block’ by ACNC (1992) and Murton (2004), ranges in depth from 175 ft below the 200 ft level of the O’Dea haulage drift to about 790 ft below the 200 ft level of the O’Dea haulage drift, or a total vertical extent of about 615 ft. The zone of gold enrichment, as defined by 29 diamond drill holes, has fairly sharp boundaries with lower grade vein-fault mineralization in northwest and northeast directions, but may be open ended to the southwest down its rake. The Northeast-striking, sub-parallel, Irishman and O’Dea vein-faults both dip to the southeast but at significantly different angles; the O’Dea vein-fault dips about 40° to the southeast while the Irishman vein fault dips about 65° to the southeast. A brief examination by the QP of ACNC drill hole #80112 revealed that the 15.6 ft wide quartz-sulfide-(gold) zone (from 789.0 ft to 804.6 ft) that averaged 0.435 oz/ton Au is apparently composed of two different vein-fault structures. The QP speculates that the wedge-shaped intersection of the Irishman and O’Dea vein-faults formed a strong extension structural zone which was in-filled with the auriferous quartz-sulfide mineralization exposed in the ‘Core Block’.

ACNC staff led by Dr. Francois-Bongarcon and their technical division, IETS produced a resource estimate consisting of two separate classifications to arrive at an estimate on the O’Dea vein-fault deposit. Murton (2004) provided a resource estimate for a portion of the O’Dea structure as determined in longitudinal section. The method that Murton (2004) used to calculate resources was a block triangulation of drill holes with somewhat comparable gold grades and appropriate location.

The QP used polygonal blocks to estimate the indicated gold resource in the O’Dea deposit at Grant Mine. Sixteen triangular areas labeled A-P were constructed on the basis of gold grade and thickness distributions. Surface areas were calculated and balanced, and average grade and thicknesses were calculated for each block. A tonnage factor of 12.0 cubic feet per tone was used.

Four triangular resource blocks, A, B, I, and J were judged to have enough drill hole density and continuity and favorable gold content to be classified as an indicated resource. A cut-off grade of 0.08 oz/ton was used, based on previous test-mining of similar mineralized zones during the 1980s. Drill density for these four blocks is less than one drill hole per 2,000 ton of mineralization, which is sufficient to classify a relatively high grade gold resource in the ‘measured’ category (Storror, 1981). The mineral resource area estimated in blocks I and J are based on the evaluation of 13 auriferous drill intercepts that averaged 9.7 ft in true width in a 315,600 sq ft area, or 1 drill hole per 18,840 ton of mineralization.

Blocks I and J contain an ‘indicated resource’ of 244,905 ton averaging 0.334 oz/ton Au (Figure 17.2) . Both blocks contain nearly isotropic (uniform) drill patterns and their respective limits are sharply defined on three sides by closely spaced drilling in adjacent polygons. This calculation includes most of the original zone of mineralization originally defined by Silverado and confirmed by ACNC. Blocks A and B were also judged to contain a drill density sufficient for an indicated resource calculation. The mineral resource estimated in Blocks A and B are based on ten (10) auriferous drill hole intercepts that averaged 8.2 ft in true width in a 148,000 sq ft area, or one drill hole per 9,710 ton of mineralization. Blocks A and B contain an ‘indicated resource’ of 97,100 ton averaging 0.224 oz/ton Au.

Table 17.3 provides indicated resource estimates determined for this study, which is 81,797 oz Au. The QP estimates a combined, weighted, indicated resource as present in two separate zones totals 342,000 ton grading 0.303 oz/ton Au and containing 101,547 oz Au.

Table 17.3: Indicated Resource Estimates for the O’Dea vein-fault zone, Grant Mine, Ester Dome, Alaska

Block	Source/ Method	Surface Area (feet2)	Thickness (ft)	Drill Intercepts	Indicated Ton/Drill Hole	Ton	oz/ton Au	Contained Gold in oz

	QP’s
Core	Estimate/	315,600	9.7	13	18,840	244,900	0.334	81,797
(I, J Blocks)	Polygonal

	QP’s
A, B Blocks	Estimate/	148,000	8.2	10	9,710	97,100	0.224	21,750
	Polygonal

TOTALS	NA	463,600	8.9	23	14,870	342,000	0.303	103,547

Silverado, in 1990 and the US Bureau of Mines (USBM), in 1989 compiled and analysed historical financial information from the operations of the Grant Mine and Mill. These studies have been used by the QP as an aid to the selection of an appropriate cut-off grade for reporting of resources for the Ester Dome properties. The QP considers that the studies are outdated and should not be relied upon for decisions relating to the properties. They have been used only for comparison with the QP’s own evaluation of appropriate cut-off grades.

Table 17.4 summarizes those polygonal blocks determined from drill data to be classified as inferred resources in the O’Dea vein-fault deposit. The best exploration opportunities to convert resources to a higher resource classification in the O’Dea vein-fault system are in the M, F, G, and K blocks. All of these blocks have indications of both thickness and enhanced gold grades necessary for an improved resource classification. Portions of the M, G, and K blocks could, if additional drilling results proved favourable, be added to the I and J blocks or Core Zone of Murton (2004). In the QP’s opinion, more drilling is necessary to verify resource classifications at deeper levels of the O’Dea vein-fault.

Figure 17.2: Polygonal blocks that subdivide the O’Dea vein-fault deposit, Ester Dome, Alaska

Indicated Resource (A & B)
96, 600 tons @ 0.22 oz / ton Au
Indicated Resource (I & J)
242, 900 tons @ 0.33 oz / ton Au
1000'
800'
600'
400'
200'
Sea Level 00'
-200'
-400'
VERTICAL RANGE OF MINERALIZATION
78,000 E
80,000 E
UTM (NORTHING)
GRID NORTH
TRUE NORTH
MAGNETIC NORTH
45°
27°
70
Drill indicated gold resource (ACNC and Murton, 2004)
Area of potential gold mineralization
Silverado drill holes
ACNC drill holes
0.102 / 5.0 Ounce per tonne Au / Interval in feet
Inferred dip of vein

Table 17.4: Polygonal resource estimation details for the O’Dea Vein
Block	Surface area (sq ft)	Thickness (ft)	Drill hole intercepts	Indicated tons per drill hole	Drill hole pattern	Quantity (ton)	Grade (oz/ton Au)	Metal (oz Au)
C	162,510	11.5	1	149,500	NA	149,500	0.163	24,368
D	75,100	4.4	2	13,200	erratic	26,400	0.163	4,303
E	310,150	14.8	2	183,500	erratic	367,000	0.053	21,963
F	123,500	7.6	3	24,860	anisotropic	74,590	0.098	7,310
G	287,000	6.3	5	29,023	isotropic	145,100	0.193	28,004
H	137,000	2.8	1	30,688	erratic	30,688	0.034	1,043
K	216,000	9.3	4	40,176	anisotropic	160,700	0.086	13,860
L	145,000	9.7	2	56,260	erratic	112,520	0.042	4,725
M	124,700	4.1	4	10,412	anisotropic	41,650	0.120	4,998
N	225,000	9.2	3	55,200	anisotropic	165,600	0.021	3,447
O	180,000	3.8	1	54,720	erratic	54,720	0.127	6,949
P	131,000	5.0	1	52,150	anisotropic	52,150	0.052	2,702
Total	2,116,960	7.5	29	46,020		1,380,618	0.090	123,672

17.5.2 Ethel-Elmes (Dobbs) deposit

The Ethel-Elmes property, also known as the Dobbs property, is approximately 4,500 ft northwest of the Grant Mine and mill complex, and is a sub-parallel vein-fault structure to the O’Dea vein-fault. It has approximately the same strike as the Irishman vein-fault. During February, 1988, production took place from two small open pits on the northeast and southeast ends of the north 35° east-trending shear zone that defines the ore zone. The pits were shallow and neither exceeded 125 ft in depth. During 10 months in 1988, about 49,335 ton of ore grading 0.077 oz/ton (recovered grade) were processed through the Grant Mill from this deposit.

For methodological consistency, the QP estimated inferred resources from five polygonal blocks as used in resource definitions in the Grant Mine area (Figure 17.3) . The polygonal resource estimate is based on 17 diamond drill hole intercepts into the Ethel-Elmes structure completed by the Ester Dome Joint Venture (EDJV). The grades and intercept widths presented in Murton (2004) were used by the in this estimation. Table 17.5 summarizes the inferred resource gold estimate for the Ethel-Elmes (Dobbs) property.

Figure 17.3: Long section of Ethel-Elmes property showing drill hole intercepts

Ethel Pit
Elmes Pit (Reclaimed)
Approximate
Elmes Mine Workings
Shaft
1000
800
600
400
200
DEPTH IN FEET
A
B
C
D
E
0.074
13.2
24
24
0.451
8.0
23
11
0.046
2.0
0.064
63.0
13
0.101
21.5
25
0.012
20.1
25
0.084
100.0
14
0.049
21.5
27
0.076
35.2
15
0.044
4.5
17
0.048
8.9
18
0.031
1.7
19
0.038
11.9
21
0.054
5.0
23
0.046
2.0
0
200
400
600
800
FEET
7700 E
7800 E
7900 E
8000 E
UTM (NORTHING)
GRID NORTH
TRUE NORTH
MAGNETIC NORTH
45°
27°
0.845
4.8
Drill hole intercepts showing Au ounces per tonne over intercept length (feet)
Inferred gold resource

Table 17.5: Polygonal resource estimation details for the Ethel-Elmes property
Block	Surface area (sq ft)	Thickness (ft)	Drill hole intercepts	Indicated tons per drill hole	Drill hole pattern	Quantity (ton)	Grade (oz/ton Au)	Metal (oz Au)
A	148,800	20.9	5	47,760	anisotropic	248,800	0.147	36,623
B	191,250	35.3	5	108,018	anisotropic	540,090	0.068	36,730
C	162,000	13.0	2	84,240	erratic	168,480	0.046	7,750
D	270,000	5.0	3	36,000	anisotropic	108,000	0.041	4,428
E	159,900	8.4	2	53,725	erratic	107,450	0.046	4,943
Total	931,950	15.7	17	68,989		1,172,820	0.077	90,474

Because of the low drill density and high inferred ton per drill hole (68,990 ton/drill hole) the degree of resource certainty for these blocks is low. The QP notes that the average grade of 0.077 oz/ton Au estimated for the five polygons in this study is exactly the recovered grade realized during the mining of about 49,433 ton of ore mined from the two shallow, open pits in the late 1980s. Because Murton (2004) believed that the resource must be mined with open cut methods, he restricted his resource areas to two, rectangular blocks 410 ft long by about 380 ft wide that reached a maximum depth of 250 ft below the current pit floors. The QP considered both underground and surface mining scenarios during his estimation of inferred gold resource for the Ethel-Elmes gold deposit.

17.5.3 St. Paul-Barelka deposit

The St. Paul property is about 1.5 mi southwest of the Grant Mine and mill complex, and about 1 mi due north of the Ester subdivision. It consists of a shallowly dipping, zone of sulfide-charged, silicified schist and thin zones of high grade quartz-gold veins that strikes about north 45° east and dips 25° to 35° to the northwest. According to Chapman and Foster (1969), small lots of high grade gold-quartz-stibnite ore were mined from underground stopes, and shipped to the Ready Bullion mill. A small lot of stibnite, about 10 ton, was shipped during World Ware II, due to its value as a strategic mineral (Ebbley and Wright, 1948). Silverado has not produced ore from the St. Paul-Barelka system.

In 1991 to 1992 ACNC drilled nine diamond drill holes totalling 4,650 ft and three rotary drill holes totalling 1,410 ft. In 1996 to 1997, Silverado drilled 91, shallow, rotary drill holes, each averaging about 100 ft in depth, for a total of 19,200 ft. The total 104 drill holes that have penetrated the St. Paul-Barelka property provide a sufficient data base for estimating gold-bearing, indicated resources. The density of drilling indicates that the Silverado’s aim during 1996 to 1997 was to complete an ‘in-fill’ evaluation program in order to define a surface-mineable resource (Armstrong, 2004). For methodological consistency, the QP estimated gold resources from five, triangular-shaped blocks on the St. Paul-Barelka structure that deployed the ‘polygonal method’ for estimating gold resources as was deployed for the O’Dea and Ethel-Elmes vein-faults previously described.

The block of ground measured for this study is approximately 590 ft long, 38.0 ft wide, and about 175 ft in depth. Figure 17.4 illustrates the density of drill holes from a surface projection. Figure 17.5 is a two-dimensional, longitudinal cross section, showing the locations of the polygons. A total of 32 drill holes intercepted the gold-bearing zone as outlined by the five polygons evaluated for this study.

The QP judges that resource blocks outlined in Figure 17.5 and tabled in Table 17.6 can be potentially mined with underground mining methods.

Figure 17.4: Plan of the St Paul-Barelka deposit showing drill hole intercepts

71000
71500
72000
72500
73000
73500
24000
23500
23000
22500
22000
Rotary drill hole
Diamond drill hole
Trench
Adit
Road
Surface area of calculated, indicated gold resource, this study
Henderson Road
0
200
500
FEET

Figure 17.5: Oblique cross section of St Paul-Barelka showing drill hole traces and polygons

100
200
300
400
500
71700E
23250N
71800E
22850N
1400
1300
1200
A
B
C
D
E
?
Interpreted Mineralized Structure
below detect to <0.01 OPT Au
0.01 to <0.02 OPT Au
0.02 to <0.03 OPT Au
0.03 to <0.06 OPT Au
0.06 to <0.08 OPT Au
0.08 to <0.10 OPT Au
> 0.10 OPT Au
0
50
100

Because auriferous values were found in multiple zones within a drill hole, individual drill holes served as gold grade control for more than one polygon. This allowed for the increase of grade and thickness control to 55 drill hole intercepts (Table 17.6) . The average drill density for the St. Paul-Barelka deposit, which was 4,938 ton/drill hole, allows for calculation as an ‘indicated resource’ (Storrar,1981). The QP constructed five, interlocking, polygonal blocks within the St. Paul-Barelka zone, which in the opionion of the QP, differs in contained oz Au from Murton’s 2004 estimate by about 4.0% . The average grade of 0.073 oz/ton Au for the St. Paul-Barelka zone is, within the uncertainties of this study, approximately the same as the gold grade estimate of 0.077 oz/ton determined for the Ethel-Elmes vein fault previously summarized.

Table 17.6: Polygonal resource estimation details for the St Paul-Barelka property
Block	Surface area (sq ft)	Thickness (ft)	Drill hole intercepts	Indicated tons per drill hole	Drill hole pattern	Quantity (ton)	Grade (oz/ton Au)	Metal (oz Au)
A	32,500	39.0	13	7,031	anisotropic	91,400	0.056	5,171
B	24,428	35.0	16	4,250	anisotropic	68,000	0.099	6,776
C	24,062	40.0	18	3,722	isotropic	67,000	0.136	9,163
D	18,500	22.0	2	16,280	erratic	32,560	0.042	1,368
E	5,600	35.0	6	2,107	anisotropic	12,640	0.047	596
Total	105,090	37.4	55	4,938		271,600	0.085	23,074

17.6 Eagle Creek property

No resources were estimated for any zones identified in the Eagle Creek claim group. The drill-tested areas are of a reconnaissance nature, and geophysical and geochemical data have failed to identify a mineral target of significantly uniform grade to estimate a resource.

Two zones identified by Silverado and ACNC drill programs in 1988 and 1990-1993 revealed elevated gold values. The Eagle Creek Claim Group needs additional trenching, sampling, and drilling to corroborate or refute the potential to advance mineralization present into a resource category. Taking into account the past production of the Scrafford antimony mine and metalliferous anomalous areas identified on various portiuons of the claim group, the QP does believe that the Eagle Creek claim group has good mineral potential, which should be pursued with exploration drill programs.

18 Other relevant data and information

There is no other relevant data or information to disclose with respect to Silverado’s Ester Dome and Eagle Creek properties as pertains to this Technical Report.

19 Interpretation and conclusions

The Ester Dome properties in the Fairbanks district have been explored, developed, and mined since 1978. Although never mined by Silverado, the Eagle Creek property in the Fairbanks district has been explored since 1976 and this property was, in fact, the corporate beginnings of Silverado, formerly Aalenian, in Alaska.

During several, punctuated periods in the 1980s, Silverado and joint venture partners test-mined the O’Dea Vein with underground mining techniques and the Ethel-Elmes and Silver Dollar deposits with surface mining techniques. Total production was 11,411 oz Au. and 8,838 oz Ag from about 112,000 tons of ore.

The gold production activities took place only after Silverado and joint venture partners explored the gold lodes on the Ester Dome properties. An estimated 131,342 ft of diamond drill, rotary, and percussion drilling in 347 drill holes have explored the various lodes on Silverado properties; 90% of this total took place on Ester Dome

The QP has estimated inferred and indicated gold resources present in several lode gold deposits on Silverado’s Ester Dome property but resources were not estimated for Silverado’s Eagle Creek property.

The indicated gold resources at the Grant Mine, namely in the O’Dea vein-fault structure, were determined originally from underground development that had taken place along the mineralized structure during the early to mid-1980s. On the basis of that early work, it was logical for Silverado and joint venture partners to step out with drill holes and assess the property with a systematic drilling program. The indicated and inferred gold resources for the remaining properties ( Ethel-Elmes and St Paul ) were identified only after a sequential series of exploration steps, including soil and rock sampling, and surface geophysical methods that were superseded by trenching and ultimately rotary and diamond core drill campaigns.

The overall exploration data package for both the Ester Dome and Eagle Creek properties is large and comprehensive. The soil grids assembled by the EDJV and the ECJV is comprehensive and will no doubt be reviewed when new exploration programs are initiated on Silverado’s Fairbanks district properties. Likewise the diamond core drill programs available for Silverado’s properties are useful libraries of information. Both private and public geophysical surveys provide additional help in defining mineralization.

ACNC’s documentation of the Core Zone in the O’Dea structure demonstrated that a relatively thick (average thickness 8.9 ft) of a relatively high grade nature (0.303 oz/ton Au) does exist in the O’Dea vein-fault structure. It is important to point out that ACNC, at the time a subsidiary of Inco, completed a systematic and sound, professional exploration program on both the Ester Dome and Eagle Creek properties. But ACNC had a fairly high threshold for initiating pre-feasibility studies for mineral deposits. Once they were certain that the thick, high grade O’Dea Core Zone was closed off, they terminated the evaluation of the O’Dea structure. Instead of a large bulk-mineable gold system amenable to development at large scales, the exploration data to date indicates restricted, structurally controlled, high angle, gold-bearing, vein-fault deposits with moderate to high concentrations of gold and other metals.

Decisions to resume exploration and development of Silverado’s Ester Dome properties will depend on what direction Silverado wants to take. The mine concept pursued by Silverado during the 1980s and into the mid-1990s was to amass enough resources to supply feed to the Grant Mill complex. Silverado has not been actively engaged in meaningful exploration work anywhere on their Ester Dome or Eagle Creek properties for more than 10 years.

Infill drilling of the Core Zone at the Grant mine could advance the O’Dea resource to a higher resource classification. Likewise, infill drilling at the Ethel-Elmes, and St, Paul-Barelka deposits will advance those resources to more certain categories, or dismiss them as sub-economic.

Besides reviewing the exploration data for this report, the QP has studied the geology of the Fairbanks district, and notes similarities between the True North gold-antimony-arsenic deposit and the Scrafford gold-antimony-arsenic deposit. Both are located along wide and complex, east-west-to-northeast-trending shear zone that incorporate slivers of different metamorphic rock units brought up in classic ‘flower’ structure (Harding, 1985). It is not implausible to suggest that both deposits are localized the same structural zone. However, the QP recommends that more detailed structural analysis needs to be completed to either verify or refute that hypothesis.

20 Recommendations

20.1 Lode properties at Ester Dome

Two recommendations are summarized for Silverado’s Ester Dome property:

  The O’Dea structure is the most promising high grade gold resource known on Silverado’s Ester Dome property. Four deep holes are recommended. Completed two deep drill holes (1,200 feet) should be collared to test the potential vertical extent of the O’Dea vein-fault below the Core Zone and further to the southwest. More drill holes should be completed to tighten up the grade and thickness estimates present in the Core Zone itself. One 1,200 foot drill hole should explore the O’Dea structure between drill hole #80154. One 1,200 foot drill hole should be collared to test the 450-550 levels below drill holes #80135. Because of core recovery issues described in the exploration section, HQ core should be used. The QP does not recommend a rotary program for this effort. A 4,800 foot program could accomplish these goals; and

  Modernize the existing drill database and deploy up-to-date 3-D mineral deposit modeling to help interpret all of Silverado’s lode prospects on Ester Dome; i.e., O’Dea, Irishman, Ethel-Elmes and St. Paul-Barelka vein fault deposits.

20.2 Lode properties at Eagle Creek

The QP recommends two actions to increase potential value of Silverado’s assets on the Eagle Creek mining claims.

  The existing drill information provided by ACNC has probably defined the intrusive-hosted gold mineralization that underlies the northwest corner of the Eagle Creek claim group, and no additional work is recommended there. However, a drill fence of five (5) HQ diamond core holes, each about 750 feet in length, into the Scrafford antimony-gold-arsenic deposit should be completed. The existing drill data is inadequate to properly assess this potentially important deposit, and the only drill hole that gave an accurate indication of the grade and thickness of the ore zone reported favorable gold grades and thickness estimates. This is a top priority if Silverado decides to advance the Eagle Creek property forward. If such proposed exploration proves successful, the Scrafford deposit would be a logical candidate for supplying mill feed to a larger mill complex in the district, and a joint venture or option arrangement with another firm would be the logical strategy to pursue. HQ drill size is recommended, thus using the same drill rig that tests the deep extensions of the O’Dea structure;

  Because Silverado is engaged in an assessment of an antimony-gold project in the Nolan Creek area of the Brooks Range (see Bundtzen, 2008), the Scrafford might be considered as source of both antimony and gold. A bulk sample should be collected from surface exposures and perhaps from drill core; and

  Modernize the existing drill data base and deploy new 3-D mine modeling to help interpret all of Silverado’s lode prospects at Eagle Creek.

Completion of the first three recommendations above may depend on the future of the Grant Mine and mill complex, as well as the overall planned programs of Silverado. Improved reserve and resource endowment of the Ester Dome properties might attract a joint venture interested in mining gold lode at a relatively small scale as has been attempted in past years. Such a development model might include adjacent properties not currently owned or controlled by Silverado, such as the Ryan Lode.

If there are no future plans by Silverado to use the Grant mill, then it might consider either a salvage operation or to lease the facility to a third party that may want to mill custom gold ores or perhaps use the facility for something else. Sealing the tailings facility as suggested by ADEC should also be a priority.

As previously discussed in this report, the Fairbanks North Star Borough (FNSB) does recognize the importance of mineral lands to the economy of Fairbanks. However, if the Ester Dome and Eagle Creek properties continue to remain dormant, the effects of subdivision growth encroaching on property boundaries and other competing land uses in the area may eventually reduce the value of Silverado’s mining assets.

20.3 Budget requirements

Table 20.1 summarizes mainly a drill program for both the Ester Dome and Eagle Creek properties that would seek to advance the resource classifications of individual deposits. Also included are other points outlined in the recommendations above.

Table 20.1: Proposed Exploration Program Budget for Fairbanks District

Task	Itemized Costs	Cost (Rounded)
4,800 feet HQ Core (Ester)	$60/foot	$288,000
3,750 feet HQ (Eagle Creek)	$60/foot	$225,000
Contracted Analytical Fees	$30/sample 1,710 drill intervals (5.0 feet)	$51,300
Exploration management	80 day program one senior and one junior	$68,000
	positions
	($850/day)
Core Logging	100 days ($400/day)	$40,000
(Junior Geological Expertise)
Data Base Improvements and	30 Days @ $500/day (all absorbed costs)	$50,000
Organization Fairbanks District
Materials
Stibnite Ore Bench test	Industry Quote	$20,000
Tailings Facility Remediation	Guesstimate for study to implement plan	$50,000
TOTAL	NA	$792,300

21 Dates and signatures

Name of Report:

Ester Dome Mineral Resource Estimation and Eagle Creek Exploration Results, Fairbanks Mining District, Alaska, July 30, 2008

Date of Report:

July 30, 2008

Issued by:

Silverado Gold Mines Ltd

/s/ Thomas K. Bundtzen	July 30, 2008
Thomas K. Bundtzen, AIPG Certified Professional Geologist

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# 23 Certificates

THOMAS K. BUNDTZEN

*Pacific Rim Geological Consulting Inc.*

P.O. Box 81906, Fairbanks, Alaska 99708

Phone: 907-458-8951 Fax: 907-458-8511 Email: Bundtzen@mosquitonet.com

**I, THOMAS K. BUNDTZEN, A PROFESSIONAL GEOLOGIST, HEREBY CERTIFY:**

1) I am currently a consulting economic geologist employed by and President of Pacific Rim Geological Consulting Inc., P.O. Box 81906, Fairbanks, Alaska 99708, USA, which is an Alaskan 'S' corporation;
2) I am the author of the Technical Report title: "Ester Dome Mineral Resource Estimation and Eagle Creek Exploration Results, Fairbanks Mining District, Alaska", dated July 30, 2008 prepared for Silverado Gold Mines Ltd.;
3) I am a graduate of the University of Alaska-Fairbanks, with a B.S. degree in Geology (School of Mineral Industry, 1973). I am also a graduate of the University of Alaska Fairbanks, with a M.S. in economic geology. I am Certified Professional Geologist CPG-10912 with the American Institute of Professional Geologist (AIPG). I am currently a member of the Society of Economic Geology (since 1980 and 1998), the Geological Society of America (since 1974), the American Association for the Advancement of Science (since 1982), the Alaska Miners Association (since 1995), the Prospectors and Developers Association of Canada or PDAC (since 1999), and Secretary of the Alaska Mining Hall of Fame Foundation (since 1997). From November 2003 to November 2005, I served as Statewide President of the Alaska Miners Association. Since receiving my Bachelors Degree, I have practiced the field of economic geology for 34 years in Alaska, the Russian Far East, Europe, and New Zealand. I have published reports and geological maps with the State of Alaska, Division of Geological and Geophysical Surveys, the U.S. Geological Survey, and the Journal of Economic Geology, the Journal of Geology;
4) I have read the definition of "qualified person" set out in National Instrument 43-101 (NI 43-101) and certify that by reason of my education and affiliation with professional organizations, and past relevant work experience, I fulfill the requirements to be a "qualified person" for the purposes of NI 43-101, and am also qualified to complete this report under rules stated by the United States Securities and Exchange Commission;
5) I made a current visit to Silverado's Ester Dome property on May 12th, 2008.
6) I am responsible for the preparation of all sections of the Technical Report;
7) I am independent of Silverado Gold Mines Ltd. as defined in section 1.4 of NI 43-101;
8) I have worked on Ester Dome and the Eagle Creek area intermittently as a geologist since 1980. While with the Alaska Geological Survey, I mapped the underground workings of the Grant Mine (in 1981) and the Scrafford antimony gold deposit (in 1982). I geologically mapped the Ester Dome area, including Silverado's claims, in both 1982 and again in 1995. From September 24-October 12, 2004, I reviewed records of Silverado properties on Ester Dome and at Eagle Creek. I reexamined exploration records of the firm during early May, 2008.
9) I have read NI 43-101 and the Technical Report has been prepared in compliance with that instrument and form; and
10) As of the date of this certificate, to the best of my knowledge, information and belief, the Technical Report contains all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

**SIGNED AND DATED in Fairbanks, Alaska, July 30, 2008.**

07/30/08

Thomas K. Bundtzen, P.Geo., BS, MS, CPG-10912, ABSLN 027963

AMERICAN INSTITUTE OF PROFESSIONAL GEOLOGISTS
CERTIFICATE NUMBER
10912
AIPG
THOMAS K. BUNDTZEN
CERTIFIED PROFESSIONAL GEOLOGIST

APPENDIX I: Grant Mine, St. Paul, and Dobbs Property State Claims on Ester
Dome, Fairbanks district

Claim Name/Number	ADL #	APMA #	Special Land Status	Township	Range	Section	Quarter Section	Meridian
Grant No. 6	312532			1N	2W	33	NW	Fairbanks
Grant No. 7	312533			1N	2W	33	NW	Fairbanks
Grant No. 8	312534			1N	2W	32	NE	Fairbanks
Grant No. 9	312535			1N	2W	29	SE	Fairbanks
Grant No. 10	312536			1N	2W	29	SE	Fairbanks
Rody Vein	313603			1N	2W	28	SE/NE	Fairbanks
Grant No. 11	315140			1N	2W	28	NE	Fairbanks
Grant No. 12	315141			1N	2W	28	NW	Fairbanks
Grant No. 16	315145			1N	2W	28	SE	Fairbanks
Grant No. 17	315146		Mental Health Trust	1N	2W	33	NE	Fairbanks
Grant No. 20	317463			1N	2W	33	NW	Fairbanks
Fraction
Grant No. 19 Fraction	317464			1N	2W	33	NW	Fairbanks
Grant No. 18	318361		Mental Health Trust	1N	2W	33	NE	Fairbanks
Grant No. 21 Fraction	336696			1N	2W	32	NE	Fairbanks
Grant No. 22	336697			1N	2W	32	NW	Fairbanks
Grant No. 23 Fraction	336698			1N	2W	32	NE	Fairbanks
Grant No. 24	500216			1N	2W	27	SW	Fairbanks
Grant No. 25 Fraction	511378			1N	2W	28	SE	Fairbanks
Grant No. 26	536564			1N	2W	33	NW	Fairbanks
Grant No. 27	536565			1N	2W	28	SW	Fairbanks
Grant No. 28	536566			1N	2W	28	SW	Fairbanks
Grant No. 29	536567			1N	2W	28	SE	Fairbanks

Claim Name/Number	ADL #	APMA #	Special Land Status	Township	Range	Section	Quarter Section	Meridian
Grant No. 30	536568			1N	2W	28	SE	Fairbanks
Grant No. 31	536569			1N	2W	28	SE	Fairbanks
Grant No. 6 Fraction	575823			1N	2W	33	NE	Fairbanks
Irishman No. 2	313580	F927130		1N	2W	28	SE	Fairbanks
Rosie No. 1	575826			1N	2W	28	NW	Fairbanks
Rosie No. 2	575827			1N	2W	28	NW	Fairbanks
Brandy No. 1	575828	F20047130		1N	2W	28	SW	Fairbanks
Brandy No. 2	575829			1N	2W	28	SW	Fairbanks
St. Paul No. 12	311045	F927130		1N	2W		29	Fairbanks
St. Paul No. 13	311046			1N	2W		29	Fairbanks
St. Paul No. 14	311047			1N	2W		29	Fairbanks
Norma	313545	F977130	Mental Health Trust	1N	2W		31	Fairbanks

Claim Name/Number	ADL #	APMA #	Special Land Status	Township	Range	Section	Quarter Section	Meridian
Million Dollar Vein	313546		Mental Health Trust	1N	2W		31	Fairbanks
St. Paul No. 4A	342762	F977130	Mental Health Trust	1N	2W		31	Fairbanks
St. Pail No. 5	303948		Mental Health Trust	1N	2W		31	Fairbanks
St. Paul No. 6	304100		Mental Health Trust	1N	2W		31	Fairbanks
Taylor No. 1	313556	F977130	Mental Health Trust	1N	2W		31	Fairbanks
St. Paul No. 2	303947	F977130		1N	2W		32	Fairbanks
St. Paul No. 1	303950	F977130		1N	2W		32	Fairbanks
Road Fraction	342760			1N	2W		32	Fairbanks
Road Fraction No. 2	342761			1N	2W		32	Fairbanks
St. Paul No. 43 Fraction	313029	F977130	Mental Health Trust	1S	3W		12	Fairbanks
St. Paul No. 203	303746		Mental Health Trust	1S	3W		36	Fairbanks
St. Paul No. 103	303742			1S	3W		36	Fairbanks
St. Paul Float	324507	F927130	Mental Health Trust	1S	3W		36	Fairbanks
St. Paul Japeth	324504	F977130		1N	3W		36	Fairbanks
St. Paul Gomer	324505		Mental Health Trust	1N	3W		36	Fairbanks
St. Paul Stibnite	324506		Mental Health Trust	1N	3W		36	Fairbanks
St. Paul No. 93	303738	F977130		1N	3E		36	Fairbanks
St. Paul No. 103 Fraction	525395			1N	3E		36	Fairbanks

Dobbs Property Federal Claim, Fairbanks District, Alaska

Claim Name/Number	BLM #	Township	Range	Section	Quarter Section	Meridian
Moose	FF61722	1N	2W	28&33	Not Determined	Fairbanks

Appendix II: Eagle Creek Property State Claims, Fairbanks District, Alaska

Claim Name	ADL Number	Claim Name	ADL Number
Black Eagle No. 9	311001	Antimony Ridge No. 9	348736
Black Eagle No. 11	311002	Antimony Ridge No. 10	348737
Eagle No. 24	348801	Antimony Ridge No. 11	348738
Eagle No. 29	310978	Antimony Ridge No. 12	348739
Eagle No. 30	310979	Antimony Ridge No. 13	348740
Eagle No. 31	310980	Antimony Ridge No. 14	348741
Eagle No. 32	310981	Antimony Ridge No. 15	348742
Eagle No. 40	310982	Antimony Ridge No. 16	348743
Eagle No. 41	310983	Antimony Ridge No. 17	348744
Eagle No. 42	310984	Antimony Ridge No. 18	348745
Eagle No. 43	310985	Antimony Ridge No. 19	348746
Eagle No. 44	310986	Antimony Ridge No. 20	348747
Eagle No. 45	310987	Stibnite No. 01	310949
Eagle No. 46	310988	Stibnite No. 02	310950
Eagle No. 47	310989	Stibnite No. 03	310951
Eagle No. 49	310990	Stibnite No. 05	310953
Eagle No. 50	310991	Stibnite No. 06	310954
Eagle No. 51	310992	Stibnite No. 07	310955
Eagle No. 52	310993	Stibnite No. 08	310956
Eagle No. 53	310994	Stibnite No. 09	310957
Eagle No. 54	310995	Stibnite No. 10	310958
Eagle No. 55	310996	Stibnite No. 11	310959
Eagle No. 56	310997	Stibnite No. 12	310960
Eagle No. 57	310998	Stibnite No. 13	310961
Eagle No. 58	310999	Stibnite No. 14	310962
Eagle No. 59	311000	Stibnite No. 15	310963
Eagle Lode No. 5	311003	Stibnite No. 16	310964
Eagle Lode No. 6	311004	Stibnite No. 17	310965
Eagle Lode No. 7	311005	Stibnite No. 18	348732
Eagle Lode No. 8	311006	Stibnite No. 19	310967

Claim Name	ADL Number	Claim Name	ADL Number
Eagle Lode No. 9	311007	Stibnite No. 20	348733
Eagle Lode No. 10	311008	Stibnite No. 21	310969
Eagle Lode No. 11	311009	Stibnite No. 22	310970
Eagle Lode No.12	311010	Stibnite No. 23	310971
Eagle Lode No.48	311011	Stibnite No. 24	310972
Antimony Ridge No. 1	311012	Stibnite No. 25	310973
Antimony Ridge No. 3	311014	Stibnite No. 26	310974
Antimony Ridge No. 5	348734	Stibnite No. 27	310975
Antimony Ridge No. 7	348735